Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH
Any and All of the Outstanding Shares of Series A and Series B Common Stock and
Any and All of the Outstanding American Depositary Shares
of
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.
at
1,000 Chilean Pesos Net Per Series A Share of Common Stock
900 Chilean Pesos Net Per Series B Share of Common Stock
4,000 Chilean Pesos Net Per American Depositary Share
(each representing 4 Shares of Series A Common Stock)
by
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA
a limited liability company indirectly wholly owned by
Telefónica, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 P.M., NEW YORK CITY TIME, ON OCTOBER 16, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

Inversiones Telefónica Internacional Holding Limitada, a Chilean limited liability company (sociedad de responsabilidad limitada) (“Purchaser”) and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica,” and together with Purchaser, the “Bidders”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain, is offering to purchase (1) any and all of the outstanding shares of Series A common stock, no par value (the “Series A Shares”) and Series B common stock, no par value (the “Series B Shares” and, together with the Series A Shares, the “Shares”), of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), other than Shares currently owned by Telefónica Internacional Chile S.A. (the parent company of Purchaser and an indirect wholly owned Subsidiary of Telefónica, hereinafter “TICSA”), from all holders of Shares resident in the United States (“U.S. Holders”) and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 Series A Shares (the “U.S. Offer”). The purchase price will be, in each case, a price in Chilean pesos payable in United States dollars based on the Observed Exchange Rate, as defined below, published in the Official Gazette in Chile on the expiration date of the U.S. Offer. Through a concurrent offer in Chile, Purchaser is offering to purchase any and all of the outstanding Shares, other than Shares currently owned by TICSA, including Shares held by U.S. Holders (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”).

The Offers are conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offers a number of Shares (including Shares represented by ADSs) that, together with the Shares already owned by TICSA, would represent at least 75% of the total number of the outstanding Shares (including Shares represented by ADSs) and (2) the shareholders of the Company (the “Shareholders”) approving bylaw amendments that would, among other things, eliminate the restriction currently contained in the Company’s bylaws that limits to 45% the percentage of Shares that may be owned or voted by one Shareholder, directly or through related persons (the “Bylaw Amendments”), by the affirmative vote of holders of at least 75% of the Shares with voting rights, including Shares represented by ADSs, at a special meeting of the Shareholders requested by TICSA (as a Shareholder of the Company) for such purpose (the “Shareholder Meeting”).

Upon consummation of the Offers, Purchaser and its affiliates intend, if permitted by applicable laws and rules of U.S. authorities and the stock exchanges, and depending on the level of acceptance of the Offers, to cause the Company to (1) delist the ADSs from the New York Stock Exchange, (2) suspend the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until termination of registration thereunder, (3) terminate the registration of the Shares and ADSs under the Exchange Act and (4) terminate the Company’s ADS facility.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “Commission”), or any state securities commission, the Superintendencia de Valores y Seguros (the “SVS”) or the securities regulatory authorities of any other jurisdiction, nor has the Commission, or any state securities commission, the SVS or the securities regulatory authorities of any other jurisdiction passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this Offer to Purchase is September 17, 2008.

IMPORTANT

Tenders by Holders of Shares:  Any U.S. Holder of Shares desiring to tender all or any portion of the Shares owned by such holder in the U.S. Offer should either: (1) complete and sign the Form of Acceptance (or a copy thereof, provided the signature is original) in accordance with the instructions in the Form of Acceptance and mail or deliver it together with the título(s) (certificate(s) of title) and a certificate from the share department of the Company or the Depósito Central de Valores (“DCV”), as the case may be, evidencing rights to such tendered Shares free and clear of liens, pledges and encumbrances and all other required documents to Santander Investment S.A. Corredores de Bolsa as depositary agent of Inversiones Telefónica Internacional Holding Limitada for the Shares in the U.S. Offer (the “Share Depositary”), at the address appearing on the back cover page of this Offer to Purchase, or tender such Shares pursuant to the procedures for book-entry transfer set forth in “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares,” or (2) cause such holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

Tenders by Holders of ADSs:  Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder should either: (1) complete and sign the ADS Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver it together with the American Depositary Receipts (“ADRs”) evidencing such tendered ADSs and all other required documents to Citibank, N.A., as depositary agent of Inversiones Telefónica Internacional Holding Limitada for the ADSs in the U.S. Offer (the “U.S. Depositary”), at the address appearing on the back cover page of this Offer to Purchase, or tender such ADSs pursuant to the procedures for book-entry transfer set forth in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs;” (2) cause such holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder; or (3) comply with the guaranteed delivery procedures set forth in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs.” Any holder of ADSs whose ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such ADSs.

Any holder of ADSs who desires to tender ADSs and whose ADRs evidencing such ADSs are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such ADSs by following the procedures for guaranteed delivery set forth in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs.”

Settlement of U.S. Offer Price:  The purchase price for each of the Series A Shares and the Series B Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile, pursuant to No. 6 of Chapter I of the International Exchange Rules Compendium of the Central Bank of Chile (the “Observed Exchange Rate”) on the expiration date of the U.S. Offer. All tendering holders will bear exchange rate risks and costs if they wish to convert the currency received into another currency.

Copies of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery or any other tender offer materials must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at the telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other tender offer documents may be obtained free of charge from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.

All references to “U.S. dollars,” “$” and “U.S.$” are to the currency which is currently legal tender in the United States and all references to “Chilean pesos,” “pesos,” and “Ch$” are to the currency which is currently legal tender in the Republic of Chile.

Schedule I	Information Concerning the Board Members, Directors and Executive Officers of Telefónica, S.A. and Purchaser
Annex A	Description of Appraisal Rights under the Chilean Corporation Law
Annex B	Description of the Mandatory Tender Offer Requirement Under the Chilean Corporations Law
Annex C	English Translation of the Procedure for Tendering Shares pursuant to the Chilean Offer

i

SUMMARY TERM SHEET

Inversiones Telefónica Internacional Holding Limitada is offering to purchase (1) any and all of the outstanding Series A and Series B Shares, other than Series A and Series B Shares currently owned by Telefónica Internacional Chile S.A. (the parent company of Inversiones Telefónica Internacional Holding Limitada an indirect wholly owned subsidiary of Telefónica, and hereinafter “TICSA”), from all holders of Shares resident in the United States for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share and (2) any and all of the outstanding American Depositary Shares of the Company, each representing 4 Series A Shares, for 4,000 Chilean pesos per American Depositary Share, in each case payable in United States dollars based upon the Observed Exchange Rate published in the Official Gazette in Chile on the expiration date of the U.S. Offer, net to the seller in cash and without any interest, and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery. The Observed Exchange Rate is the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile, pursuant to No. 6 of Chapter I of the International Exchange Rules Compendium of the Central Bank of Chile. We refer to a holder of Shares resident in the United States as a “U.S. Holder,” to the American Depositary Shares of the Company as “ADSs” and to the offer made in this Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery as the “U.S. Offer.” The following are answers to some of the questions you, as a U.S. Holder of Shares and/or a holder of ADSs, may have.

We urge you to read carefully the remainder of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery because the information in this summary term sheet does not contain all of the information you should consider before tendering your Shares and ADSs. Additional important information is contained in the remainder of this Offer to Purchase and in the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery.

Who is offering to buy my securities?

Our name is Inversiones Telefónica Internacional Holding Limitada (“Purchaser”). We are a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile. We are an indirect wholly owned subsidiary of Telefónica, a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain. Telefónica is a diversified telecommunications and multimedia group which currently provides a comprehensive range of services mainly in Europe and Latin America through one of the world’s largest and most modern telecommunications networks. As of the date of this Offer to Purchase, Telefónica and its affiliates own, through TICSA, 387,993,524 Series A Shares and 41,739,487 Series B Shares representing, collectively, approximately 44.9% of the outstanding Shares. See “The U.S. Offer — Section 9 — Certain Information Concerning the Telefónica Group” in this Offer to Purchase.

What are the classes and amounts of securities sought in the U.S. Offer?

We are offering to purchase any and all of the outstanding Series A Shares and Series B Shares held by U.S. Holders and any and all of the outstanding ADSs. See the “Introduction” to this Offer to Purchase.

What is the Chilean Offer?

Concurrent with the U.S. Offer, we are offering to purchase any and all of the outstanding Series A Shares and Series B Shares, other than Series A Shares and Series B Shares currently owned by TICSA, for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share, net to the seller in cash and without any interest. We refer to that offer as the “Chilean Offer,” and the U.S. Offer and Chilean Offer together as the “Offers.” See the “Introduction” to this Offer to Purchase.

Why are you offering to purchase my Shares and/or ADSs?

We are offering to purchase Series A Shares and Series B Shares and ADSs as a way (1) to increase our ownership in the Company and provide us with the ability to control shareholder votes and (2) to reduce the Company’s costs associated with complying with the reporting requirements under the Securities Exchange Act of 1934, as amended (the

“Exchange Act”). See “The U.S. Offer — Special Factors — Purpose and Structure of the Offers; Reasons of the Telefónica Group for the Offers” to this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay, net to you in cash and without any interest, 1,000 Chilean pesos per Series A Share, 900 Chilean pesos per Series B Share and 4,000 Chilean pesos per ADS, in each case payable in United States dollars based upon the Observed Exchange Rate published in the Official Gazette in Chile on the expiration date of the U.S. Offer. As of September 16, 2008, the U.S. dollar equivalent was equal to approximately U.S. $1.88 per Series A Share, U.S. $1.69 per Series B Share and U.S. $7.51 per ADS, in each case based on the Observed Exchange Rate applicable on that date. If you are the record owner of your Series A Shares, Series B Shares or your ADSs and you tender your Series A Shares, Series B Shares or your ADSs to us in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Series A Shares, Series B Shares or your ADSs through a broker or other nominee, and your broker or nominee tenders your Series A Shares, Series B Shares or your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

The amount of funds needed in connection with the Offers to purchase in the Offers all of the Series A Shares, Series B Shares and ADSs that TICSA does not already own and to pay related fees and expenses will be approximately U.S. $986 million. Neither the U.S. Offer nor the Chilean Offer is conditioned upon any financing arrangements. Telefónica and/or its affiliates currently intend to provide Purchaser with the necessary funds through a combination of intercompany loans and/or capital contributions. Telefónica and/or its affiliates intend to obtain such funds from its working capital. See “The U.S. Offer — Section 10 — Source and Amount of Funds” to this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the U.S. Offer?

We do not believe that our financial condition, or the financial condition of Telefónica, is relevant to your decision whether to tender your Series A Shares, Series B Shares and/or your ADSs and accept the U.S. Offer because:

•	the form of payment that you will receive consists solely of cash and, if you tender into the U.S. Offer and receive payment for your Series A Shares, Series B Shares and/or your ADSs, you will have no continuing equity interest in the Company or in Telefónica or any of its other affiliates;

•	neither the U.S. Offer nor the Chilean Offer is subject to any financing condition; and

•	the Offers are being commenced for all the outstanding Series A Shares, Series B Shares and ADSs that Telefónica and its affiliates do not already own.

See the “Introduction” to this Offer to Purchase.

Does the Company support the U.S. Offer?

As of the date hereof, the Board of Directors of the Company has not taken a position with respect to the Offers. The Company will be obligated to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission within ten Business Days (a “Business Day” being any day other than a Saturday, Sunday or a U.S. Federal Holiday) of the date of this Offer to Purchase. In the Schedule 14D-9, the Board of Directors of the Company is required to set forth whether it will approve or disapprove of the U.S. Offer or not take a position with respect to the U.S. Offer. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offers, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Chilean Offer, an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Shares.

Why is there a separate Chilean Offer?

U.S. and Chilean laws and practice relating to tender offers are different and inconsistent in several ways. We are making the U.S. offer in compliance with U.S. law and the Chilean Offer in compliance with Chilean law. However, we are offering the same price in the U.S. Offer and the Chilean Offer. In addition, the terms and conditions relating to the U.S. Offer and the Chilean Offer are substantially the same. See the “Introduction” and “The U.S. Offer — Section 2 — Acceptance for Payment” to this Offer to Purchase.

Who can participate in the U.S. Offer?

U.S. Holders of Series A Shares and Series B Shares may tender their shares into either the U.S. Offer or the Chilean Offer. Holders of ADSs must tender their ADSs into the U.S. Offer. See the “Introduction” to this Offer to Purchase, “The U.S. Offer — Section 3 — Procedure for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4 — Procedure for Accepting the U.S. Offer — Holders of ADSs” to this Offer to Purchase.

Who can participate in the Chilean Offer?

Non-U.S. Holders must tender their Series A Shares and Series B Shares into the Chilean Offer. U.S. Holders may tender their Series A Shares and Series B Shares into either the Chilean Offer or the U.S. Offer. Holders of ADSs may not tender their ADSs directly into the Chilean Offer but may obtain the Series A Shares represented by their ADSs and tender such Series A Shares into the Chilean Offer. See the “Introduction” to this Offer to Purchase.

What is the difference between the U.S. Offer and the Chilean Offer?

Although the terms and conditions of the U.S. Offer and the Chilean Offer are substantially similar, because of differences in law and market practice between the United States and Chile, the rights of tendering holders pursuant to the U.S. Offer and the Chilean Offer are not identical. Under Chilean law, the initial offering period of a tender offer may not exceed 30 calendar days. The tender offer may then be extended one time for a period of between 5 to 15 calendar days. Thus, the maximum time period that a Chilean tender offer can remain open is 45 calendar days. Under U.S. tender offer regulations, a tender offer must remain open for at least 20 Business Days, but there is no maximum time limit. Under some circumstances (such as a change in the price offered per share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the expiration date of the U.S. Offer to a date later than such 45th day. Chilean laws governing the withdrawal rights of tendering holders also are different from U.S. laws governing such rights. In addition, while we intend to make the offer periods for the U.S. Offer and the Chilean Offer the same, it is possible that, due to requirements of applicable law or market practice, holders of Shares tendering in the Chilean Offer will be paid either before or after holders tendering Series A Shares, Series B Shares and/or ADSs in the U.S. Offer, although the price paid per share will be the same. See the “Introduction” and “Special Factors — Fairness of the Offers” to this Offer to Purchase.

How long do I have to decide whether to tender in the U.S. Offer?

You will have until 11:00 p.m., New York City time (“NYT”), on October 16, 2008, to decide whether to tender your Series A Shares, Series B Shares and/or ADSs in the U.S. Offer, unless the U.S. Offer is extended. The Chilean Offer will expire at 12:00 a.m., Chilean time, October 16, 2008, which corresponds to 11:00 p.m. NYT due to daylight savings time in Chile. Further, if you own ADSs and cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. There is no guaranteed delivery procedure for the tendering of Series A Shares or Series B Shares into the U.S. Offer. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer,” “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase.

Can the U.S. Offer be extended and under what circumstances?

Yes. We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which the U.S. Offer remains open, from time to time. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer” to this Offer to Purchase.

What are the most significant conditions to the U.S. Offer?

The U.S. Offer is subject to, among others, the following conditions:

•	the amendments to the Company’s bylaws that would, among other things, eliminate the restriction currently contained in such bylaws that limits to 45% the percentage of Shares that may be owned or voted by one Shareholder, directly or through related persons by the affirmative vote of holders of at least 75% of the Shares, including Shares represented by ADSs, at a special meeting of the Shareholders that will be scheduled for such purpose.

•	there being validly tendered and not withdrawn prior to the expiration date of the Offers a number of Shares (including Shares represented by ADSs) that, together with the Shares already owned by TICSA, would represent at least 75% of the total number of the outstanding Shares (including Shares represented by ADSs) of the Company.

See “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer” for other material conditions to the U.S. Offer.

What are the conditions to the Chilean Offer?

The Chilean Offer is subject to the same conditions as the U.S. Offer.

When will the Shareholder Meeting be held?

The special meeting of the Shareholders of the Company (the “Shareholder Meeting”) is expected to be held on or about October 7, 2008. In order to vote Series A Shares and Series B Shares in favor of the Bylaw Amendments, holders of Series A Shares and Series B Shares must either (a) appear in person at the Shareholder Meeting and vote their Shares, or (b) complete and deliver the power of attorney included with the Company’s notice of the Shareholder Meeting, in accordance with the instructions set forth therein. Holders of ADSs who desire to vote on the Bylaw Amendments and who have questions as to voting procedures should contact Citibank, N.A., as depositary of the ADSs in the U.S. Offer (the “U.S. Depositary”). See the “Introduction” and “Consent to Bylaw Amendments” to this Offer to Purchase.

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will inform the U.S. Depositary and Santander Investment S.A. Corredores de Bolsa, which is our depositary for the Shares in the U.S. Offer (the “Share Depositary”), of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next Business Day after the day on which the U.S. Offer was scheduled to expire. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer” to this Offer to Purchase.

How do I tender my Shares and/or ADSs in the U.S. Offer?

To tender your Series A Shares and Series B Shares in the U.S. Offer, prior to the expiration of the U.S. Offer, either (1) you must deliver the títulos (certificates of title) representing your Series A Shares and Series B Shares, together with a properly completed and duly executed Form of Acceptance and all documents identified in the Form of Acceptance, to the Share Depositary at the address appearing on the back cover page of this Offer to Purchase; or (2) the Share Depositary must receive a confirmation of receipt of your Series A Shares and Series B Shares by book-entry transfer and a properly completed and duly executed Form of Acceptance together with all required documents. See “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares” to this Offer to Purchase.

To tender your ADSs in the U.S. Offer, prior to the expiration of the U.S. Offer, the U.S. Depositary must receive the American Depositary Receipts representing the ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or a message transmitted by The Depository Trust Company to the U.S. Depositary stating that you have expressly agreed to be bound by the terms of the ADS Letter of Transmittal, and all other required documents. If you cannot get any document or instrument that is required to be delivered to the U.S. Depositary by the expiration of the U.S. Offer, you may have a short period of extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the U.S. Depositary for the U.S. Offer within three New York Stock Exchange trading days. For the tender to be valid, however, the U.S. Depositary must receive the missing items within that three trading day period. See “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” to this Offer to Purchase.

Until what time can I withdraw previously tendered ADSs or Shares of the Company?

You can withdraw ADSs, Series A Shares or Series B Shares from the U.S. Offer at any time until the U.S. Offer has expired and, if we have not agreed by November 15, 2008 to accept your ADSs, Series A Shares or Series B Shares for payment, you can withdraw them at any time after such date until we accept your ADSs, Series A Shares or Series B Shares for payment. See “The U.S. Offer — Section 1 — Terms of the Offer” and “The U.S. Offer — Section 5 — Withdrawal Rights” to this Offer to Purchase.

How do I withdraw previously tendered Shares and/or ADSs?

To withdraw Series A Shares, Series B Shares or ADSs, you must deliver a written notice of withdrawal, or a copy of one, with the required information to the Share Depositary or the U.S. Depositary, as applicable, while you still have the right to withdraw the Series A Shares, Series B Shares or ADSs. Withdrawn Series A Shares, Series B Shares and ADSs may be retendered by again following one of the procedures described in this Offer to Purchase, at any time until the U.S. Offer has expired. See “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares,” “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” and “The U.S. Offer — Section 5 — Withdrawal Rights” to this Offer to Purchase.

When and how will I be paid for my tendered Shares and/or ADSs?

Subject to the terms and conditions of the U.S. Offer, we will pay for all Series A Shares, Series B Shares and ADSs validly tendered and not properly withdrawn promptly after the later of the expiration date of the U.S. Offer and upon the satisfaction or waiver by us of all conditions to the Offers set forth in “The Offers — Section 12 — Certain Conditions of the Offers” in this Offer to Purchase.

We will pay for your Series A Shares, Series B Shares and/or ADSs that are validly tendered and not properly withdrawn by depositing the purchase price with the Share Depositary or the U.S. Depositary, as applicable, which will act as depositary for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Share Depositary of the títulos (certificates of title) representing your shares (or of a confirmation of a book-entry transfer of such Shares as described in “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares” in this Offer to Purchase), together with a completed Form of Acceptance and all documents identified in the Form of Acceptance for such Shares. Payment for tendered ADSs will be made only after timely receipt by the U.S. Depositary of certificates for such ADSs and a properly completed and duly executed Letter of Transmittal and any other required documents for such ADSs (or of a confirmation of a book-entry transfer of such ADSs as described in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in this Offer to Purchase). See “The U.S. Offer — Section 2 — Acceptance for Payment” to this Offer to Purchase.

Do I have statutory put rights?

No. You do not have any statutory put rights under Chilean law. See “Special Factors — Purpose and Structure of the Offers; Reasons of the Telefónica Group for the Offers” to this Offer to Purchase.

Do I have statutory appraisal rights?

No. Chilean corporations law does not provide for appraisal rights in case of a tender offer. However, it does provide that if Purchaser gains possession of 66 2/3% or more of the issued shares with voting rights, Purchaser will be obliged to make a tender offer for the rest of the shares. The price offered for the Shares and ADSs in such second tender offer cannot be lower than the price applicable to appraisal rights. If required by Chilean law, Purchaser intends to launch such a subsequent tender offer in Chile and, if required by law, in the United States. See “Special Factors — Plans for the

Company After the Offers” and “The U.S. Offer — Section 11 — Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration” to this Offer to Purchase.

Will the Offers be followed by a Merger?

Purchaser does not have any present plans to effect a merger following the completion of the Offers. See “Special Factors — Plans for the Company After the Offers” to this Offer to Purchase.

Will the Company continue as a public company?

Subject to applicable laws and rules of the Chilean and U.S. authorities and the stock exchanges, and depending on the number of Shares tendered through the Offers, following the completion of the Offers, Purchaser and its affiliates intend to cause the Company to (1) delist the ADSs from the New York Stock Exchange, (2) suspend the Company’s obligation to file reports under the Exchange Act until termination of registration thereunder, (3) terminate the registration of the Shares and ADSs under the Exchange Act and (4) terminate the Company’s ADS facility. See “Special Factors — Certain Effects of the Offers” and “The U.S. Offer — Section 11 — Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration” to this Offer to Purchase.

What will happen to any Shares or ADSs of the Company remaining after the Offers?

Purchaser is seeking 100% of the Shares, including Series A Shares represented by the ADSs, in the Offers. However, there may be Shares of the Company that remain outstanding following completion of the Offers. We do not have any current plans to effect a merger of the Company following the completion of the Offers. Purchaser may, however, from time to time seek (or cause one of its affiliates to seek) to acquire additional outstanding Series A Shares or Series B Shares or ADSs not owned by Purchaser and its affiliates, including, subject to applicable law, by means of one or more tender offers, open market purchases or negotiated transactions. See the “Introduction,” “Special Factors — Plans for the Company after the Offers,” “Special Factors — Certain Effects of the Offers” and “The U.S. Offer — Section 11 — Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration” to this Offer to Purchase.

If I decide not to tender, how will the Offers affect my Shares and/or ADSs?

The purchase of Series A Shares, Series B Shares and ADSs will substantially reduce the number of holders of Series A Shares, Series B Shares and ADSs, and the number of Series A Shares, Series B Shares and ADSs which are still in the hands of the public may be so small that there will no longer by an active public trading market (or, possibly, there may not be any public trading market) for the Series A Shares, Series B Shares or ADSs. The termination of the deposit agreement and the delisting and cessation of making filings described above also may occur. See the “Introduction” and “The U.S. Offer — Section 11 — Effect of the Offers on the Market for the Shares; Exchange Act Registration” to this Offer to Purchase.

What is the market value of my Shares and/or ADSs as of a recent date?

On September 11, 2008, the last trading day on the Santiago Stock Exchange and the New York Stock Exchange before we announced the U.S. Offer, the last reported sale price of Shares on the Santiago Stock Exchange was 801 Chilean pesos per Series A Share and 700 Chilean pesos per Series B Share and the last sale price of ADSs reported on the New York Stock Exchange was U.S.$5.98 per ADS. We advise you to obtain a more recent quotation for Shares and/or ADSs in deciding whether to tender your Shares and/or ADSs. See “The U.S. Offer — Section 7 — Price Range of ADSs; Dividends” to this Offer to Purchase.

What are the U.S. federal income tax consequences if I tender my Shares and/or ADSs?

Generally, if you are a U.S. holder (as that term is defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6 — Tax Consequences” in this Offer to Purchase), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares and/or ADSs you tender and you may be subject to applicable state or local law. Holders of ADSs that are not U.S. holders may be subject to foreign taxation upon receipt of cash in exchange for ADSs pursuant to the U.S. Offer. You should consult your tax advisor about the particular effect the U.S. Offer will have on you. See “The U.S. Offer — Section 6 — Tax Considerations” to this Offer to Purchase.

Who can I talk to if I have questions about the U.S. Offer?

You can call D.F. King & Co., Inc., our Information Agent for the U.S. Offer, toll free at (800) 859-8511. See the back cover of this Offer to Purchase.

To U.S. Holders of Shares of Common
Stock and Holders of American
Depositary Shares of Compañía de
Telecomunicaciones de Chile S.A.

INTRODUCTION

Inversiones Telefónica Internacional Holding Limitada (“Purchaser”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain with its corporate seat located in Madrid, hereby offers to purchase (1) any and all of the outstanding shares of Series A common stock, no par value (the “Series A Shares”) and Series B shares of common stock, no par value (the “Series B Shares” and, together with the Series A Shares, the “Shares”), of Compañía del Telecomunicaciones de Chile S.A., a publicly traded stock corporation organized and existing under the laws of the Republic of Chile (the “Company”), other than Shares currently owned by Telefónica Internacional Chile S.A., a corporation organized and existing under the laws of the Republic of Chile, the parent company of Purchaser and wholly owned by Telefónica (“TICSA”), from all holders of Shares resident in the United States (the “U.S. Holders”) for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing four Series A Shares, for 4,000 Chilean pesos per ADS, in each case payable in United States dollars based upon the Observed Exchange Rate published in the Official Gazette in Chile on the Expiration Date, net to the seller in cash and without interest thereon and subject to any required withholding of taxes (the “U.S. Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which, as the same may be amended and supplemented from time to time, constitute the “U.S. Offer”).

Concurrent with the U.S. Offer, Purchaser is offering to purchase (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”) from all holders of Shares (including Shares held by U.S. Holders) any and all of the outstanding Shares, other than Shares currently owned by TICSA, for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share, net to the seller in cash and without interest and subject to any required withholding of taxes. The Chilean Offer will be made on substantially the same terms as the U.S. Offer. Except as otherwise required by applicable law and regulations, the Telefónica Group intends to consummate the U.S. Offer concurrently with the Chilean Offer.

As used herein, the “Telefónica Group” shall mean, collectively, Telefónica, TICSA and Purchaser. The “Chilean Exchanges” (in the Spanish language bolsas de valores) shall mean, collectively, the Bolsa de Comercio de Santiago, Bolsa de Valores, the Bolsa Electrónica de Chile and the Bolsa de Corredores.

The U.S. Offer is open to U.S. Holders of Shares and all holders of ADSs. Non-U.S Holders of Shares must tender their Shares into the Chilean Offer. U.S. Holders of Shares may tender their Shares into either the U.S. Offer or the Chilean Offer. Holders of ADSs must tender their Shares into the U.S. Offer.

The Estatutos of the Company (the “Bylaws”) currently prohibit, among other concentration restrictions, any person from owning and voting, directly or indirectly through related parties, more than 45% of the voting capital stock of the Company. Accordingly, the Offers are subject to the satisfaction of the Bylaw Amendments Condition, as defined below. In order for the Bylaw Amendments Condition to be satisfied, a special meeting of the Shareholders (the “Shareholder Meeting”) must be called to consider amending the Bylaws to eliminate or modify certain provisions of the Company’s Bylaws in order to eliminate the ownership limitations. Approval of the Bylaw Amendments requires the affirmative vote of at least 75% of the outstanding Shares with voting rights (including Shares represented by ADSs). TICSA, an affiliate of Telefónica and parent company of the Purchaser, has requested as a Shareholder of the Company, at a meeting of the board of directors of the Company, that the Shareholder Meeting be held on or about October 7, 2008 to approve the Bylaw Amendments. If the Bylaw Amendments are not approved by the requisite vote of the holders that represent at least 75% of outstanding Shares with voting rights, the conditions to the Offers cannot be met and the Offers will be terminated.

Should holders of at least 75% of the outstanding Shares with voting rights (including Shares represented by ADSs) approve the Bylaw Amendments, Chilean law requires the publication and recording of the Shareholder approval before the Bylaw Amendments can be effective. The time required to obtain the publication and recording of the Shareholder approval is uncertain. We expect certain of these actions could be accomplished within five Business Days of the Shareholder Meeting.

The purchase price for Series A Shares or Series B Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile, pursuant to No. 6 of Chapter I of the International Exchange Rules Compendium of the Central Bank of Chile (the “Observed Exchange Rate”) on the Expiration Date.

In the event that the price per Share to be paid in the Chilean Offer is increased, Purchaser will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer.

The U.S. Offer is currently scheduled to expire at 11:00 p.m., NYT, on October 16, 2008 (the “Expiration Date”), unless and until Purchaser, in its sole discretion (but subject to the applicable rules and regulations of the Commission shall have extended the period of time during which the U.S. Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the U.S. Offer, as so extended by Purchaser, shall expire.

As of the date hereof, the Board of Directors of the Company has not taken a position with respect to the Offers. The Company will be obligated to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission within ten Business Days of the date of this Offer to Purchase. In the Schedule 14D-9, the Board of Directors of the Company is required to set forth whether it will approve or disapprove of the U.S. Offer or not take a position with respect to the U.S. Offer. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offers, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Chilean Offer, an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Shares. Copies of such opinions will be sent to the SVS, the Chilean Exchanges (as defined below), Purchaser and Santander Investment S.A. Corredores de Bolsa (“Chilean Manager”), the manager of the Chilean Offer. The opinions also will be made available to the public.

As of September 16, 2008, there were 873,995,447 shares of Series A issued and outstanding, including 174,004,776 Shares evidenced by ADSs, and 83,161,638 shares of Series B issued and outstanding. Telefónica indirectly owns 387,993,524 shares of Series A representing approximately 44.39% of the Series A shares and 41,739,487 shares of Series B, representing approximately 50.19% of the Series B shares, which corresponds to a total of approximately 44.9% of the outstanding Shares of the Company. Five of the seven members of the Company’s Board of Directors are appointed by the Telefónica Group.

The Offers are conditioned upon, among other things, the Bylaw Amendments Condition and the Minimum Shares Condition. The U.S. Offer, however, is subject to certain other terms and conditions. See “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer.”

Tendering holders of Shares who have Shares registered in their own name and who tender directly to the Share Depositary will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the U.S. Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to the U.S. Depositary will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the U.S. Offer. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, and such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee to such broker or nominee. Purchaser will pay all charges and expenses of the Share Depositary and the U.S. Depositary incurred in connection with the U.S. Offer. See “The U.S. Offer — Section 14 — Fees and Expenses.”

This Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery contain important information and should be read carefully in their entirety before any decision is made with respect to the U.S. Offer.

RELIEF GRANTED BY THE COMMISSION

In order to facilitate the making of the U.S. Offer, Telefónica has requested from the Staff of the Commission, and the Staff has orally granted, certain exemptive relief from the provisions of Rule 14d-10 under the Exchange Act (the “14d-10 Exemption”).

Rule 14d-10(a)(1) under the Exchange Act provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. Accordingly, in the absence of exemptive relief, the application of Rule 14d-10(a)(1) would prohibit the dual structure of the Offers. The 14d-10 Exemption will permit the U.S. Offer to be open only to U.S. Holders of Shares and holders of ADSs.

CONSENT TO BYLAW AMENDMENTS

The Offers will not proceed unless the Shareholders approve the Bylaw Amendments by the affirmative vote of holders of at least 75% of the outstanding Shares with voting rights (including Shares represented by ADSs) (the “Bylaw Amendments Condition”).

The Bylaws currently provide that no person may own or vote, directly or indirectly through related parties, more than 45% of the voting capital stock of the Company and that the Company shall otherwise comply with the provisions of Decree Law 3,500, including Title XII thereof (“Title XII”). Among other things, Title XII provides that no Shareholder, directly or indirectly through related persons, may own or vote more than 65% or such lesser amount as may be specified in a company’s bylaws, of the voting capital stock of such company. The Offers are subject to the satisfaction of the Bylaw Amendments Condition. In order for this condition to be satisfied, the holders of at least 75% of the outstanding Shares with voting rights, including Shares represented by ADSs, must approve the Bylaw Amendments and they must become effective under Chilean law.

Under Chilean law, holders of at least 10% of the outstanding capital stock with voting rights have the right to require a company to convene a meeting of its shareholders. Under Chilean law, shareholders must be notified of such a meeting at least 15 days prior to the date of the meeting and the meeting must be held within 30 days of the date on which a company receives notice of such a demand.

On September 11, 2008, TICSA notified the President of the Board of Directors of the Company of its request for the Company to call for the Shareholder Meeting to vote on the Bylaw Amendments and requested that the Shareholder Meeting be held within 30 days of such date.

At the Shareholder Meeting, the Shareholders will consider amending the Bylaws to eliminate Articles 1 bis; 5 bis; 17 bis; 24 bis; 28 bis; 32 bis; 33 bis; 40 bis; 45 bis; 47 bis and 51 bis and any other article making reference to Decree Law 3,500 (the “Bylaw Amendments”).

Pursuant to Chilean law, the Bylaw Amendments, even if adopted by the holders of more than 75% of the outstanding Shares with voting rights as required by the Bylaw Amendments, will not become effective until they are published and recorded. While there can be no assurance as to this timing, we expect that these actions could be accomplished within five Business Days from the date the minutes of the Shareholder Meeting are signed. The Bylaw Amendments Condition will not be satisfied until the Bylaw Amendments are effective under Chilean law.

If a company complies with Title XII, Chilean pension funds may invest a larger portion of their assets in such companies than in companies that are not subject to Title XII. Generally, companies that elect to comply with Title XII are required to include in their bylaws the following provisions: (a) no person, directly or indirectly through a related party, may own or vote more than 65% of the outstanding voting capital stock of the company, (b) minority shareholders must hold at least 10% of the outstanding voting capital stock of the company; and (c) at least 15% of the voting capital stock of the company shall be owned by more than 100 shareholders, each owning shares with a value of at least a specified amount. The company’s bylaws must also provide that the shareholders shall approve investment and financing policies and the sale of assets identified by the company’s investment and financing policies as essential to the conduct of the company’s business. If the Shareholders approve the Bylaw Amendments, the Company will no longer be subject to Decree Law 3,500. As a result, the amount of the investments the Chilean pension funds are permitted to maintain will be less than if the Company continued to be subject to such laws.

Voting Procedures — Holders of Shares.  In order to vote Shares in favor of the Bylaw Amendments, holders of Shares must either (a) appear in person at the Shareholder Meeting when it is scheduled by the Company and vote their Shares, or (b) complete and deliver the Power of Attorney included with the Company’s notice of the Shareholder Meeting, in accordance with the instructions set forth therein.

Voting Instructions — Holders of ADSs.  Holders of ADSs who desire to vote on the Bylaw Amendments and who have questions as to voting procedures should contact Citibank, N.A., as depositary of the ADSs (the “ADS Depositary”).

The Deposit Agreement pursuant to which the ADSs are issued provides that, upon receipt of any notice of any meeting of holders of Shares, the ADS Depositary will provide to the ADS holders copies of all materials received by it and request from such holders voting instructions. Upon receipt of any such voting instructions, the ADS Depositary is required to endeavor in so far as is practicable to vote or cause to be voted the Shares represented by ADSs in accordance with the instructions set forth in such request. The ADS Depositary shall not vote any Shares represented by ADSs as to which it shall not have received any instructions.

SPECIAL FACTORS

Background of the Offers

Purchaser.  Inversiones Telefónica Internacional Holding Limitada was formed by means of public deed dated September 8, 1999 in Santiago, Chile, under the name of Telefónica Interactive Chile Limitada. Its business address is Avenida Vitacura 2736, Las Condes, Santiago, Chile.

The representatives authorized to represent the Purchaser are Jorge Martina Aste, Luis Muñoz Vallejos, Waldo Maldonado Catalán and Claudio Contreras Villalón. As of September 17, 2008, Purchaser is the owner of 99.99% of the shares in Terra Networks Chile S.A. Purchaser’s parent companies are Telefónica, S.A., Telefónica Internacional S.A., Telefónica Internacional Holding BV, Telefónica Chile Holding BV and Telefónica Internacional Chile S.A.

Purchases of Shares and ADSs of the Company.  Telephone service in Chile commenced in 1880 with the formation of Compañía de Teléfonos Edison in Valparaíso. In 1927, the International Telephone and Telegraph Corporation (“ITT”) acquired the Chile Telephone Company, which had 26,205 telephones in operation at the time. In 1930, the Company was formed as a stock company named Compañía de Teléfonos de Chile S.A. In 1971, the Chilean Government intervened to take management control of the Company, and in 1974, the Chilean Government’s Corporación de Fomento de la Producción (“Corfo”) acquired 80% of the total shares issued by the Company, then held by ITT.

In August of 1987, Corfo announced that it would reduce its shareholdings and privatize the Company by selling approximately 30% of Corfo’s shares in the Company. In January of 1988, 151 million shares of Series A Common Stock of the Company were transferred to Bond Chile. After giving effect to a capital increase in an April 1988 offering and other additional purchases of Series A Common Stock and Series B Common Stock of the Company, Bond Chile owned approximately 50% of the then issued and outstanding capital stock of the Company.

In April of 1990, TISA, a subsidiary of Telefónica, indirectly acquired the stock of Bond Chile — and thus all of Bond Chile’s interest in the Company. Bond Chile then changed its name to Telefónica Internacional Chile S.A.

The Company’s July 1990 international offering of American Depositary Shares (“ADSs”) reduced Telefónica Internacional Chile’s ownership to 44.45% of the Company’s issued and outstanding capital stock. Subsequently, payments made by third parties for subscribed but unpaid shares further reduced Telefónica Internacional Chile’s ownership to 43.6% until 2003. In 1999, the Company launched its new brand name, “Telefónica CTC Chile.” Since the purchase of an additional 1.3% in July 2004, Telefónica Internacional Chile’s ownership stake in the Company has been and remains 44.9%.

Recent Discussions and Related Events.

In recent years, Telefónica has endeavored to enhance its strategic position globally. To pursue its growth plans, Telefónica has considered ways to increase its ownership stake in all its affiliates in Latin America in each of its lines of business. In February 2008, Telefónica began considering alternative methods to achieving its strategic growth goals by increasing its ownership stake in the Company. In June 2008, the Company retained legal counsel in the United States and in Chile and, in considering all of the different options available and in light of its strategic goals, Telefónica’s management began to contemplate a potential tender offer to acquire 100% of the outstanding Shares of the Company, other than Shares already owned by the Telefónica Group.

On September 1, 2008, Telefónica retained Santander Investment Chile Limitada to act as its financial advisor (the “Financial Advisors”), and to assist Telefónica in connection with the definitive selection and implementation of the best alternative to pursue its objective of increasing its ownership in the Company.

During the month of September, Telefónica’s management, with the assistance of its Financial Advisors, continued to consider alternative methods of achieving Telefónica’s strategic goals and conclusively decided to structure the potential transaction as a dual cash tender offer, in both the United States and in Chile, for 100% of the outstanding Shares of the Company, other than Shares currently owned by the Telefónica Group.

On September 5, 2008, the Executive Committee of the Board of Directors of Telefónica, having consulted with management and the Financial Advisors, authorized the U.S. Offer and the Chilean Offer, subject to satisfaction of the applicable legal and regulatory conditions.

On September 11, 2008, Telefónica publicly announced its intention to effect a tender offer for all of the outstanding Shares of the Company through a press release, filed on Schedule TO-C with the Commission in the United States and with the SVS in Chile.

On September 17, 2008, Telefónica launched the Offers by publishing a summary advertisement for the U.S. Offer in the Wall Street Journal and by filing with the SEC and the Chilean Market Regulator (Superintendencia de Valores y Seguros) the documentation required in connection with the Offers.

Fairness of the Offers.

The Telefónica Group believes that the Offers are fair to holders of Shares and ADSs other than TICSA. In making this determination, the Telefónica Group considered the following factors:

•	Premium to Market Price. The premium represented by the difference between the U.S. Offer Price and recent trading prices of the Shares and ADSs gives holders of Shares and ADSs the opportunity to sell all or a portion of their Shares and ADSs at a premium of approximately 25% over the closing price of Ch$801 per Series A Share and a premium of approximately 29% over the closing price of Ch$700 per Series B Share on the Santiago Stock Exchange on September 11, 2008 (the last trading day on the Santiago Stock Exchange prior to the announcement of the Offers), a premium of approximately 33% and 36% for Series A and Series B Shares, respectively, calculated according to the applicable Chilean regulations (the volume-weighted average of the daily VWAP (volume weighted average price) of the three Chilean exchanges (Santiago, Valparaiso and Electronica), for the period between the 30th and 90th day before the Expiration Date) for the period between the 30th and 90th day before the Expiration Date). The average prices, calculated according to this methodology, are Ch$752.8 per Series A Share, and Ch$662.3 per Series B Share.

•	Premium to Net Book Value. The U.S. Offer Price represents a premium of approximately 7.1% over the net book value per Series A Share of Ch$933.65.

•	Opportunity for Liquidity. As of the date of this Offer to Purchase, approximately 957 million Shares are outstanding, including 174 million Shares evidenced by ADSs, other than those Shares currently owned by TICSA. Of these outstanding Shares, approximately 430 million Shares are owned by TICSA. This means that only approximately 55.1% of the outstanding Shares are not owned by TICSA. The Offers will provide holders with the opportunity for liquidity by permitting them to sell all or a portion of their Shares and/or ADSs for cash, without the usual transaction costs associated with open-market sales.

•	Timing of the Offers. The anticipated timing of consummation of the Offers, including the structure of the transaction as a tender offer, allows holders of Shares and ADSs an opportunity to consider the Offers and have withdrawal rights during the period prior to the Expiration Date and decide whether to tender into the Offers, unlike a possible alternative form of transaction in which bidders would place unconditional and irrevocable purchase orders on the Chilean Exchanges for a short duration, during which any subject securities offered for sale on such stock exchanges would be purchased.

•	All Holders of Each Series Will Receive the Same Price. Negotiated and/or open market purchases of Series A Shares, Series B Shares and ADSs from holders would not have enabled all holders to participate in those purchases at the same price. Since the Offers are structured as an offer for any and all of the outstanding Series A Shares, Series B Shares and ADSs, all holders will be entitled to participate in the Offers with the same price per Series A Share, Series B Share or ADS being offered to all holders.

•	Uncertainties of the Company’s Prospects and Future Operating Results. The Company’s prospects and future operating results are subject to risks, uncertainties and other factors including, but not limited to, the effect of general economic conditions, changes in interest rates, changes in inflation rates, increased competition, changes in marketing methods utilized by competitors, the behavior of other market participants, the actions of government regulators, currency devaluations and fluctuations in exchange rates, in particular the Chilean peso and other currencies in which the Company’s assets, liabilities and operating results are denominated, including U.S. dollars.

The Telefónica Group did not find it practicable to, and therefore did not, quantify or otherwise attempt to assign relative weights to these factors considered in reaching its conclusion as to the fairness of the Offers.

The foregoing discussion of the information and factors considered by the Telefónica Group is not intended to be exhaustive but is believed to include all material factors considered by the Telefónica Group.

As of the date hereof, the Board of Directors of the Company has not taken a position with respect to the Offers. The Company will be obligated to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission within ten Business Days of the date of this Offer to Purchase. In the Schedule 14D-9, the Board of Directors of the Company is required to set forth whether it will approve or disapprove of the U.S. Offer or not take a position with respect to the U.S. Offer. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offers, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Chilean Offer, an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Shares.

Purpose and Structure of the Offers; Reasons of the Telefónica Group for the Offers.  Upon consummation of the Offers, the Telefónica Group intends, if permitted by applicable laws and rules of U.S. authorities and the stock exchanges and depending on the numbers of Shares tendered through the Offers, to cause the Company to (a) delist the ADSs from the New York Stock Exchange, (b) suspend the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until termination of registration thereunder, (c) terminate the registration of the Shares and ADSs under the Exchange Act and (d) terminate the Company’s ADS facility. However, the Telefónica Group does not intend, within the next 12-month period, to cancel the registration of the Shares with the SVS and to cease being subject to the reporting requirements applicable to publicly traded companies in Chile, nor to delist the Shares from the Chilean Exchanges. The acquisition of Shares and ADSs not owned by TICSA through a cash tender offer provides public holders of Shares and ADSs with cash for their Shares and ADSs as promptly as practicable.

In addition, the Telefónica Group currently intends to retain all of its Shares and ADSs, including those tendered pursuant to the Offers. However, the Telefónica Group reserves the right to make any changes it deems necessary or appropriate in light of its review or in light of future developments. See “Special Factors — Plans for the Company after the Offers.”

The Offers do not require approval of the Board of Directors of the Company or any committee thereof. No such approval is required under Chilean law and no such approval was sought.

Chilean law requires any person, after acquiring 66 2/3% or more of the voting power, to commence a subsequent tender offer for all remaining shares of the Company within 30 days following the acquisition of such control. If required by Chilean law, Purchaser intends to launch such a subsequent tender offer in Chile and, if required by law, in the United States.

The Telefónica Group does not have any present plans to effect a merger of the Company or similar transaction following completion of the Offers. See “Special Factors — Plans for the Company after the Offers.”

Because the Offers are structured as tender offers, they provide holders who are considering a sale of all or a portion of their Shares and/or ADSs the opportunity to sell those Shares and/or ADSs for cash without the usual transaction costs associated with open-market sales. The Telefónica Group believes that by increasing its ownership of the Company it will be able to more effectively manage the business of the Company. The elimination of the listings of the ADSs on the NYSE, the termination of the registration of the Shares and the ADSs under the Exchange Act, as well as the termination of the ADS facility, also will result in cost savings to the Company. Except as required pursuant to the Bylaw Amendments Condition, the Offers will not require the approval of any holders of Shares and ADSs (whether unaffiliated or not).

Certain Shares and ADSs Held by Affiliates of the Company.  Based on public filings of the Company, as of March 31, 2008, all of the executive officers and directors of the Company combined hold less than 1% of the outstanding Shares.

Plans for the Company After the Offers.  Subject to certain matters described below, it is currently expected that, initially following the Offers, the business and operations of the Company will generally continue as they are currently being conducted. Telefónica currently intends to cause the Company’s operations to continue to be run and managed by the Company’s existing executive officers. Nevertheless, Telefónica will continue to evaluate all aspects of the business, operations, financial condition, prospects, capitalization, corporate structure, assets properties, policies, management and personnel of the Company, as well as conditions in securities markets generally, general economic and industry conditions and other factors after the consummation of the Offers, and will take, or cause to be taken, such further actions as it deems appropriate under the circumstances then existing. In particular, following the Offers, Telefónica may, or, subject to applicable law, may cause other parties to:

(a) change the Company’s Board of Directors by electing new persons as directors of the Company as a consequence of Telefónica increasing its stake in the Company;

(b) take actions to achieve cost savings through potential scale efficiencies;

(c) from time to time seek (or cause one of its affiliates to seek) to acquire additional outstanding Shares or ADSs not owned by the Telefónica Group, including by means of one or more tender offers, open market purchases or negotiated transactions subject to Chilean legal requirements; or

(d) from time to time seek (or cause one of its affiliates to seek) to sell or otherwise dispose of some or all of the holdings of Shares or ADSs of the Telefónica Group through open market sales or one or more negotiated transactions subject to Chilean legal requirements.

Telefónica expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

Except as set forth above or elsewhere in this Offer to Purchase, the Telefónica Group does not have any present plans or proposals that would result in (a) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (b) any change in the current Board of Directors or management of the Company (including any plans or proposals to change the number or term of directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer) (except any change of the Board of Directors resulting from Telefónica increasing its stake in the Company after the offer) or (c) any other material changes to the Company’s current dividend rate or policy indebtedness, capitalization or corporate structure or business.

Certain Effects of the Offers.

Participation in Future Growth.  Upon consummation of the Offers, holders of Shares and ADSs that are purchased pursuant to the Offers will not have the opportunity to participate in the future earnings, profits and growth of the Company and will not have any right to vote on the Company’s corporate matters. To the extent that the Telefónica Group’s percentage ownership of the Company is increased pursuant to the Offers, its interests in the net book value and net earnings of the Company will increase correspondingly (to 100% if all the outstanding Shares and ADSs were purchased pursuant to the Offers). As a result, the Telefónica Group will have a greater benefit from any income generated by the Company’s operations and any increase in the value of the Company following the Offers. Similarly, the Telefónica

Group will bear a greater portion of the risk of any losses generated by the Company’s operations and any decrease in the value of the Company after completion of the Offers and holders of Shares and ADSs that are purchased pursuant to the Offers will not face the risk of losses that could be generated by the Company’s operations or the risk of a decline in the value of the Company after completion of the Offers.

Effects on Market for Shares and Registration of Shares in the Chilean Securities Registry.  The purchase of Shares pursuant to the Offers will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public.

The Shares and the Company are currently registered with the Securities Registry kept by the SVS. They also are listed and traded on the Chilean Exchanges. According to Chilean law, the SVS may cancel the registration of the shares of any company in the Securities Registry if the shares or the company do not comply with the registration requirements. In addition, a company may voluntarily request that the SVS cancel the registration of its shares with the Securities Registry. Such application may be made to the SVS if (a) for a period of six months, (1) there are fewer than 100 holders of such shares who, taken together, hold at least 10% of the issued capital of the company, excluding those who individually, or through other individuals or corporations, exceed that percentage, and (2) there are fewer than 500 holders of shares, and (b) two-thirds of the shareholders of the company vote in favor of the company ceasing to be a public company and ceasing to be a company registered with the SVS. Any shareholders who dissent from such shareholder approval or abstain from voting for such resolution would be entitled to statutory appraisal rights. If the above-mentioned conditions are met, the board of directors of such company would file an application with the SVS requesting the cancellation of its shares from registration. It also may request the cancellation of the company from the Securities Registry, provided there are no outstanding securities of the company held by the public. In addition, once the cancellation of registration is granted by the SVS, the company may request that the relevant stock exchanges delist its shares from such exchanges. Once the foregoing steps are taken, Chilean law generally does not require any additional shareholder approval in order for a Chilean company to delist.

However, the Telefónica Group is not planning, within the next 12-month period, to cancel the registration of the Shares with SVS and to cease being subject to the reporting requirement applicable to publicly traded companies in Chile, nor to delist the Shares from the Chilean Exchanges.

Effects on Market for ADSs.  The purchase of ADSs pursuant to the U.S. Offer will reduce the number of ADSs that might otherwise trade publicly and could reduce the number of holders of ADSs which could adversely affect the liquidity and market value of the remaining ADSs held by the public.

The ADSs are listed on the NYSE. Depending on the number of ADSs purchased pursuant to the U.S. Offer and the aggregate market value of any ADSs not purchased pursuant to the U.S. Offer, the ADSs may no longer meet the requirements for continued listing on the NYSE and may be delisted from the NYSE. The NYSE does not currently have a formal policy with respect to the delisting of ADSs. Even if after the consummation of the Offers the ADSs still meet the NYSE requirements for continued listing, the Telefónica Group intends to cause the Company to seek to have the ADSs delisted from the NYSE pursuant to the rules of the NYSE for voluntary delistings.

If the ADSs are delisted from the NYSE, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources for so long as there continues to be in effect the Deposit Agreement, dated as of June 1, 1998 (the “Deposit Agreement”), among the Company, Citibank, N.A., as depositary (the “ADS Depositary”), and the owners and holders from time to time of the ADRs. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of holders and/or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act and other factors.

Termination of Deposit Agreement.  Upon consummation of the Offers and deregistration of the Shares and ADSs under the Exchange Act as discussed below, the Telefónica Group intends to cause the Company to give notice to the ADS Depositary to terminate the Deposit Agreement. Under the Deposit Agreement, the ADS Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the termination date specified in such notice. If any ADRs remain outstanding after the termination date, the ADS

Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the ADS Depositary will continue to collect dividends and other distributions pertaining to the Series A Shares, will sell rights, and will continue to deliver the Series A Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the ADS Depositary. At any time after the expiration of one year from the date of termination, the ADS Depositary may sell the Series A Shares then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, without liability for interest, for the pro rata benefit of the holders of ADRs which have not theretofore been surrendered. It is possible that after the termination of the Deposit Agreement the ADSs will not continue to trade even in the over-the-counter market and quotations therefor may not be obtainable.

Registration of Shares and ADSs Under the Exchange Act.  The Series A Shares and ADSs are currently registered under the Exchange Act. The Telefónica Group intends to cause the Company to terminate these registrations upon the consummation of the Offers. Such registration may be terminated if (i) the ADSs or the Series A Shares are not listed on a national securities exchange and (ii) the ADSs or the Series A Shares are (a) held of record (as defined in Rule 12g5-1 under the Exchange Act) by fewer than 300 persons resident in the United States or (b) the average daily trading volume in the United States of the Shares (including Shares represented by ADSs) for a recent 12-month period has been no greater than 5 percent of the daily trading volume of that class on a worldwide series.

The termination of registration of the Series A Shares and the ADSs under the Exchange Act would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions and the reporting obligations under Section 13(d) and the rules relating thereto, no longer applicable to the Series A Shares or the ADSs. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Series A Shares and the ADSs under the Exchange Act were terminated, the Company will no longer be required to file periodic reports with the Commission and the ADSs would no longer be “margin securities” under the rules of the Board of Governors of the United States Federal Reserve System (the “Federal Reserve Board”) or eligible for listing on the NYSE.

Margin Regulations.  The ADSs are currently “margin securities,” as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offers it is possible that the ADSs would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such ADSs could no longer be used as collateral for loans made by brokers. See “The U.S. Offer — Section 11 — Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration.”

Appraisal Rights.  Chilean corporations law does not provide for appraisal rights in case of a tender offer. However, it does provide that if Purchaser gains possession of 66 2/3% or more of the issued shares with voting rights, Purchaser will be obligated to make a tender offer for the rest of the shares. The price offered for the Shares and ADSs in such second tender offer cannot be lower than the price applicable to appraisal rights. If required by Chilean law, Purchaser intends to launch such a subsequent tender offer in Chile and, if required by law, in the United States.

Should Purchaser acquire 66 2/3% of the total number of voting Shares, Purchaser would be able to approve the following actions: (a) the transformation, spin-off or merger of the Company; (b) the sale of 50% or more of the Company’s assets, whether or not it includes the corporation’s liabilities, as well as the formulation or modification of any business plan that contemplates the sale of assets for an amount exceeding the above-mentioned percentage (for such purposes, all such operations executed by means of one or more acts related to any corporate property shall be understood as a same sale operation during any period of 12 consecutive months); (c) the creation of guarantees or liens in an amount in excess of 50% of the Company’s assets guaranteeing third parties’ obligations other than guarantees or liens of subsidiaries (in which case the decision by the Board of Directors will suffice); (d) the decision to make public corporation rules no longer applicable to the Company; (e) the curing of technical defects in the constitutive documents of the Company or any amendment thereto that would otherwise give rise to a claim for the dissolution of the Company; (f) the creation of a series of preferred shares or a change to the preferences of an existing series of shares, which must be approved by two-thirds of the shares of the affected series; (g) an amendment to the term or duration of the Company or its early termination; (h) change of the domicile of the Company; (i) the reduction of its equity capital; (j) approval and valuation of capital contributions made in property other than cash (unanimous shareholder approval would be required to avoid the statutory obligation of having experts to estimate capital contributions not made in cash); (k) amendments to the rights of the shareholders meetings; (l) reduction of the number of members of the Board of Directors of the Company and amendments to the limitations of the powers of the Board of Directors; (m) the manner upon which the Company’s profits will be distributed (except that unanimous shareholder approval would be required for the Company not to distribute dividends of at least 30% of its net profits in any fiscal year); (n) the Company’s acquisition of its own Shares under certain circumstances; (o) the approval of related party transactions under certain circumstances; and (p) other actions expressly provided for in the bylaws of the Company.

Chilean corporate law provides for statutory appraisal rights for minority shareholders that are opposed to any of the resolutions set forth in clauses (a) through (f) and in clause (p) above (excluding the spin-off of the company). Dissenting shareholders must state their opposition in the corresponding shareholders meeting. Shareholders that did not attend the meeting may state their opposition within 30 days from the date of the corresponding meeting.

The board of directors of the Company may convene another shareholders meeting to reconsider the resolution that triggered the appraisal right. If the board of directors does not call a second meeting of the shareholders or the resolution is not revoked at such meeting, all dissenting shareholders that stated their opposition would have the right to compel the Company to purchase their shares. The purchases would be made at a price determined based on the weighted average trading price on stock exchanges in Chile during the two months prior to the date of the shareholders meeting at which the relevant resolution was approved. If no weighted average trading price is available, the price of the shares purchased would be book value.

Interests of Certain Persons in the Offers.  Except as described elsewhere in this Offer to Purchase: (1) none of the Telefónica Group or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase or, to the best of their knowledge, any associate or majority-owned subsidiary of the Telefónica Group or any of the persons listed on Schedule I beneficially own or have any right to acquire, directly or indirectly, any equity securities of the Company; and (2) none of the Telefónica Group or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase or, to the best of their knowledge, any associate or majority-owned subsidiary of the Telefónica Group or the Company has effected any transaction in such equity securities during the past 60 days.

Except as described elsewhere in this Offer to Purchase, since January 1, 2006, there have been no negotiations, transactions or material contacts between the Telefónica Group or any of their respective subsidiaries or, to the best knowledge of the Telefónica Group, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company.

Five of the seven current directors of the Company are affiliates of Telefónica. These five directors are: (1) Emilio Gilolmo López, (2) Narcis Serra Serra, (3) Andrés Concha Rodríguez, (4) Fernando Bustamante and (5) Marco Colodro, all of whom were appointed at the 2007 annual meeting of the Company’s Shareholders except for Andrés Concha who was appointed by Telefónica at the April 2008 annual meeting of the Company’s Shareholders. Five of the seven alternate directors of the Company are affiliates of Telefónica. These five alternate directors are José María Álvarez-Pallate, Manuel Álvarez-Trongé, Mario Eduardo Vásquez, Alfonso Ferrari Herrero and Raúl Morodo, all of whom were appointed at the 2007 annual meeting of the Company’s Shareholders, except for Raúl Morodo who was appointed by Telefónica at the April 2008 annual meeting of the Company’s Shareholders. It is expected that such persons will retain their respective positions at the Company following completion of the Offers. In addition, according to the information provided by the Company in its 20-F as of March 2008, the following directors of the Company own Shares or ADSs: Marco Colodro (2 Series B Shares) and Alfonso Ferrari (1 Series B Share). Each of Messrs. Colodro and Ferrari holds Series B Shares to comply with the legal requirements for Series B directorship. See “Special Factors — Certain Shares and ADSs held by Affiliates of the Company.”

The Company does not have any employment agreements, severance agreements or other arrangements with any of its current executive officers that have any change of control provisions or similar provisions that would be in any way affected by the successful completion of the Offers.

Transactions and Arrangements Concerning the Shares and ADSs.  For a discussion of acquisitions of Shares and ADSs by the Telefónica Group, see “Special Factors — Background of the Offers — Purchaser” and “Special Factors — Background of the Offers — Purchasers of Additional Shares and ADSs.” The Telefónica Group’s aggregate percentage beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Shares (including Shares represented by ADSs) as of the date of this Offer to Purchase is approximately 44.9%.

Except as set forth in this Offer to Purchase, neither the Telefónica Group or, to the best knowledge of the Telefónica Group, any person listed in Schedule I hereto, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, without limitation, any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, divisions of profits or losses, or the giving or withholding of proxies, consents or authorizations).

Except for the Rights Offerings, neither the Company nor the Telefónica Group has made any underwritten public offering of the securities of the Company during the past three years.

Related Party Transactions.

For the purposes of this section, all references to the “Telefónica Group” refer to Telefónica and its Latin American subsidiaries.

Transactions between Telefónica and the Company or any of its Affiliates

According to Chilean Law, all public corporations with a market capitalization greater than approximately US$59.2 million must appoint a directors committee composed of three directors, the majority of whom must be independent from the controlling shareholder. The main functions of the Directors Committee are among others (i) to review the account inspectors’ report and the external auditors’ report, (ii) to propose external auditors, (iii) to examine all applicable transactions involving directors and related parties. The Directors Committee examines, proposes and makes recommendations to the Board of Directors that are not binding upon the Board.

According to publicly available information of the Company, in the ordinary course of its business, the Company engages in a variety of transactions with certain of its affiliates, primarily for the purchase, at fair market prices negotiated on an arm’s-length basis, of goods or services that may also be provided by other suppliers. The Directors’ Committee is informed of all transactions involving directors and related parties in advance, and such transactions are approved by the Board of Directors.

Below are descriptions of such transactions with affiliates that are material to either the Company or the related counterparty. Financial information concerning these transactions is also set forth in Note 6 to the Audited Consolidated Financial Statements of the Company which are public in the Company’s website at www.ctc.cl. As of December 31, 2007, the receivables from related parties amounted to Ch$119,781 million (US$39.8 million) and the accounts payable to related parties amounted to Ch$33,449 million (US$67.3 million). The income and expenses from related party transactions resulted in a net expense to the Company of Ch$68,160 million (US$137.2 million).

According to publicly available information of the Company, on December 31, 2007, the report regarding the commercial operations between the companies of the Telefónica Group and Telefónica Chile and its affiliates was approved as of such date. The total amount involved in such operations was Ch$20,165 million, of which Ch$9,700 million was with companies related to Telefónica Chile and Ch$10,384 million with companies related to Telefónica S.A.

According to the publicly available information of the Company, below is a detailed list of related party transactions between the Company and the Telefonica Group.

Transactions with Terra Networks Chile S.A.

On April 30, 1998, the Company entered into an agreement with Terra Networks Chile S.A., a subsidiary of Telefónica S.A., pursuant to which the Company provided collection services to Terra Networks Chile. Furthermore, on June 1, 1999, the Company entered into an agreement with Terra Networks Chile pursuant to which Terra Networks Chile provides Internet access to certain Chilean schools, the costs of which are to be paid by the Company to Terra Networks Chile. Telefónica Chile also has an agreement to purchase online advertising from Terra Networks Chile for itself and its subsidiaries. In January 2007, Telefónica Chile and Terra Networks Chile signed a three-year agreement to outsource the provision of Internet access to the Company’s broadband customers. The Company recorded net income of Ch$4,720 million and Ch$5,813 million in the years 2005 and 2006, respectively, and net expense of Ch$9,512 million (US$19.1 million) in 2007, under these agreements. The Company had balances receivable from Terra Networks Chile of Ch$422 million (US$0.8 million) and Ch$2,034 million as of December 31, 2007 and 2006, respectively. Balances payable to Terra Networks Chile from the Company under these agreements amounted to Ch$2,407 million (US$4.8 million) and Ch$5,731 million as of December 31, 2007 and 2006, respectively.

Transactions with Correspondents of Telefónica Group

In 2004, correspondent agreements were entered into with members of Telefónica Group. These members are Telefónica Argentina, Telefónica Sao Paulo, Telefónica Guatemala, Telefónica Perú, Telefónica Puerto Rico and other mobile companies within Telefónica Group such as Telefónica Móvil El Salvador. These agreements generated net income of Ch$178 million (US$0.4 million) and Ch$279 million for the years ended December 31, 2005 and 2006 respectively, and a net expense of Ch$833 million (US$1.7 million) for the year ended December 31, 2007. The outstanding balances payable by the Company as of December 31, 2007 and 2006 were Ch$1,235 million (US$2.5 million) and Ch$1,167 million, respectively. The outstanding balances in favor of the Company as of December 31, 2007 and 2006 were Ch$3,433 million (US$6.9 million) and Ch$2,367 million, respectively.

Transactions with Telefónica Móviles de Chile S.A.

After the sale of Telefónica Móvil de Chile S.A in 2004, this company changed its name to Telefónica Móviles de Chile S.A. As of December 31, 2007 and 2006, respectively, the Company recognized a balance in favor of Ch$7,077 million (US$14.2 million) and Ch$9,838 million, mainly related to access charges and rental of capacity. As of December 31, 2007 and 2006, respectively, the Company recognized a balance payable of Ch$14,006 million (US$28.2 million) and Ch$18,838 million, mainly related to mobile interconnections (CPP). Transactions with Telefónica Móviles de Chile for the years ended December 31, 2005, 2006 and 2007 generated net expenses of Ch$31,248 million, Ch$30,188 million and Ch$27,089 million (US$54.5 million), respectively.

Transactions with Telefónica Móviles Chile Affiliates

As a result of Long Distance contracts with Telefónica Móviles Chile Inversiones S.A., Telefónica Móviles Chile S.A. and Telefónica Móviles Chile Larga Distancia S.A., the Company recognized a total balance in favor of Ch$380 million (US$0.8 million) and Ch$412 million as of December 31, 2007 and 2006, respectively, and a total balance payable of Ch$44 million and Ch$5 million as of December 31, 2007 and 2006. For the years ended December 31, 2005 and 2006 these contracts generated total net expenses of Ch$10,706 and Ch$8,121, respectively, and generated income of Ch$1,052 million (US$2.1 million), for the year ended December 31, 2007.

Transactions with Telefónica International Wholesale Services Group

The Company has an agreement with companies belonging to the Telefónica Wholesale International Services Group (“TIWS”), for international data traffic services. The agreements with the TIWS companies were all effective during 2007 and have different expiration dates, depending on the nature of each specific contract. These agreements generated net expenses of Ch$3,007 million, Ch$4,135 million and Ch$8,320 million (US$16.7 million) for the years ended December 31, 2005, 2006 and 2007, respectively. The outstanding balances under the agreement in favor of Telefónica Chile as of December 31, 2007 and 2006 were Ch$778 million (US$1.6 million) and Ch$945 million, respectively. The Company had balances payable of Ch$7,702 million (US$15.5 million) and Ch$5,485 million in 2007 and 2006, respectively.

Transactions with Atento Chile

In 2007, the Company extended several of its agreements with Atento Chile, an affiliate of Telefónica, including: (i) its maintenance agreement, ensuring the maintenance of the supplier’s productivity, quality and capacity, with an average price reduction of 19%, (ii) its telesales agreement for inbound tele-sales platforms for the residential segment to secure the deal’s efficiency, maintaining the same prices as under the current agreement; (iii) its tele-service and inbound sales agreement for the residential sector to

November 30, 2007, maintaining current prices; and (iv) its inbound tele-sales agreement for the residential segment has been extended with Atento Chile to April 2007, consistent with the conditions of current agreements.

In addition, the Company’s subsidiary, Telemergencia, entered into an agreement with Atento Chile for post-sale and monitoring platforms service, totaling more than 32,000 monthly calls and occupying some 140 positions, at an annual value of 780 million Chilean pesos. The Company also entered into an agreement with Atento Chile for the outbound tele-sales platforms service for the PYMES segment, at the previous year’s pricing schedule, for a period of one year. The Company awarded the following service platforms to Atento Chile for periods of one and two years: (i) Publiguías queries (level 103 platform); (ii) residential commercial service and businesses (level 105-107 platforms); (iii) technical service (level 104 platform); (iv) residential and commercial customer loyalty and business; (v) inbound business tele-sales, with prices calculated in accordance with volumes and traffic; (vi) consolidation and reconnection; (vii) securing of residential sales; (viii) securing of business segment sales; (ix) back office; and (x) web-center, with prices calculated in accordance with volumes and traffic.

Transactions with Movistar

In 2007, the Company entered into a resource lease agreement with Movistar, an affiliate of Telefónica, to replace external plant wiring to customer residences, as a wireless network solution to address wiring theft. This agreement, which is for a fixed monthly sum of 5,000 Chilean pesos for active clients with use of the 22.3 mErl mobile network (220 minutes of traffic), replaces the final mile of external plant wiring enabling wireless use by the Company’s customers, using the GSM network. This product, which includes fixed and mobile services packaged by Telefónica Chile, provides through Movisar and its affiliates, a fixed-mobile private data network, for a flat fee. This data network depends on the quantity of equipment contracted by the client and is non-exclusive.

Transactions with Terra Chile

In 2007, the Company entered into an Internet access agreement with Terra Chile, an affiliate of Telefónica, as a result of the conversion of the business model to an outsourcing model, which has a term of three years, beginning January 1, 2007. The prices of this agreement, calculated by volume, range from Ch$2,000 to Ch$950 per client, depending upon the monthly fleet. In addition, the Company authorized and paid to Terra Chile Ch$199 million in commissions for broadband sales in 2006.

Transactions with Casiopea Re

In 2007, the Company renewed its asset insurance policy with Casiopea Re, the Telefónica group’s reinsurance company, for the period from March 31, 2007 to March 31, 2008. The policy was issued by Mapfre Seguros Generales and insures against risks relating to fire, natural disaster, theft and assault, remittance of securities, employee loyalty, cyber-risk and other items, for a total of US$2.6 billion, including buildings, internal plant equipment, external plant facilities (excluding aerial wiring), inventory, office furniture and equipment, computer equipment, radio and broadcasting equipment and operating income. The premium amount is US$873,986, which amount is significantly lower than the average market rate, with a maximum indemnity of US$400 million. In 2008, the Company again renewed its asset insurance policy with Casiopea Re, for the period from March 31, 2008 to March 31, 2009. The renewed policy was issued by Chilena Consolidada and insures against risks relating to fire, natural disaster, theft, assault, remittance of securities, employee loyalty, cyber-risk and other items, for a total of US$2.669 billion, including, but not limited to, buildings, internal plant equipment, external plant facilities (excluding aerial wiring), inventory, office furniture and equipment, computer equipment, radio and broadcasting equipment and operating income. The premium amount is US$971,071, with a maximum indemnity of US$400 million.

Transactions with Telefónica Internacional Wholesale Services

The Company renewed its International Services Agreement with Telefónica Internacional Wholesale Services in June, 2007. The agreement relates to the provision of international business services between Telefónica Empresas Chile and Telefónica Internacional Wholesale Services Chile and was renewed in order to offer international end-user services corresponding to IP MPLS, Frame Relay, Clear Channel and ATM, which allows the provision of a complete offering of international links (end-to-end) to large local clients.

Transactions with Telefónica Ingeniería y Seguridad (“TIS”)

The Company entered into a framework agreement with TIS, which provides for the maintenance and installation of electronic security systems, including maintenance and security services.

Transactions with Telefónica Internet Empresas (“TIE”)

In September, 2007, in connection with the implementation of Terra Chile’s new business model, Telefónica Chile acquired 100% of the shares of TIE, an internet services provider, at book value.

Transactions between Telefónica Multimedia Chile and Telefónica Servicios de Música (“TSM”)

Telefónica Multimedia Chile and TSM entered into an agreement, in October, 2007, to provide 20 theme audio channels, at a fee of US$0.18 per subscriber, and assuming the investment in equipment, which permits flexibility in channel programming and content.

Transactions with Telefónica I+D

The Company awarded Telefónica I+D the new development for expansion of the “Sigres” Project to address growth in such sector. The “Sigres” project (Telefónica Chile new services management platform) was developed with a view towards expanding the management platform by increasing total equipment resources and incorporating new networks and systems, at a cost of US$4.2 million during the 2007-2009 period.

Transactions with Telefónica Internacional Wholesale Services

The Company entered into an international internet access services agreement with Telefónica Internacional Wholesale Services to provide the following services: (i) international internet access, allowing interconnection to the Company’s backbone in the United States, using the underwater fiber optic connections between Valparaíso and Miami, at a price of US$7.5 million in 2007 and a range of US$15.6 to US$21.2 in 2008, depending upon actual consumption during the year, and (ii) maintenance, supervision and replacement and repair management for the capacity purchased by Telefónica Larga Distancia, totaling US$800,000 per year in 2007 and US$720,000 per year for 2008.

Transactions with Telefónica Internacional Wholesale Services

In December, 2007, the Company entered into a voice business administration agreement with Telefónica Internacional Wholesale Services. The agreement relates to the Company’s international voice business, including termination of incoming international traffic, distribution of outgoing international traffic and transit and resale of international traffic, at a fixed and variable price depending upon the incoming international traffic business margins.

Related Companies Reports

Report on transactions with related companies, as at December 31, 2007: the report on the status of existing commercial relations between companies of the Telefónica Group and Telefónica Chile and subsidiaries was approved as at December 31, 2007. Transactions totaled $20.165 billion, of which $9.7 billion were between companies of the Telefónica Chile group and $10.384 billion with companies related to the controlling shareholder.

Report on transactions with related companies, as at June 30, 2007: the report on the status of existing commercial relations between companies of the Telefónica Group and Telefónica Chile and subsidiaries was approved as at June 30, including transactions in amounts less than US$250,000. Transactions totaled $19.7 billion, of which $9.1 billion were between companies of the Telefónica Chile group and $10.6 billion with companies related to the controlling shareholder.

Significant Corporate Events

As of the date of this Offer to Purchase, Purchaser and its affiliates own 429,733,011 Shares, representing approximately 44.9% of the outstanding Shares. At the Company’s 2007 (and 2008) Annual Meeting of the Shareholders, seven directors were elected to the Board of Directors of the Company. Five of the seven directors elected to the Company’s Board of Directors and five of seven alternate directors were appointed by Telefónica. The Chief Executive Officer of the Company, Mr. José Molés Valenzuela, is an affiliate of Telefónica.

At the special meeting of Shareholders of the Company held on April 14, 2008, the Shareholders approved a capital reduction of Ch$39,243 million (US$74.6 million), or Ch$41 per share. Payment of this capital reduction was made on June 13, 2008.

The last dividend distributed to Shareholders by the Company was on May 14, 2008. The dividend distribution made to Shareholders equaled Ch$5,050 million (US$9.6 million), or Ch$5.27606 per share, and was paid out of and charged to, the 2007 net income. The sum of this dividend and the interim dividend paid in November 2007 equaled 100% of the Company’s 2007 net income.

During the last three years, the Company has not participated in any merger or acquisition activities material to the business. However, during 2006 and 2007, the Company entered into the following internal restructuring transactions:

•	In January 2006, Telefónica Internet Empresas S.A. (“TIE”) contributed 100% of its ownership interest in Tecnonaútica to Telefónica Chile, pursuant to which, Tecnonaútica became a wholly owned subsidiary of Telefónica Chile. Following this transfer of interest, Tecnonaútica changed its name to Telefónica Multimedia and expanded its line of business to pay television services.

•	In January 2006, Telefónica Empresas contributed its ownership interest in TIE to the Company, pursuant to which TIE became a wholly owned subsidiary of the Company.

•	In March 2006, CTC Equipos was merged with and into the Company, with the Company as the surviving entity.

•	Also, in March 2006, the Company’s long-distance service provider subsidiaries, Telefónica Mundo and Globus, merged to form a new subsidiary, Telefónica Larga Distancia.

•	In September 2007, the Company acquired all of the outstanding stock of TIE not owned by the Company.

•	In November 2006, TIE sold its ownership interest in Telepeajes de Chile S.A. to Telefónica Gestión de Servicios Compartidos de Chile, S.A. (“t-gestiona”), a subsidiary of the Company. On the same date, t-gestiona purchased a third party’s ownership interest in Telepeajes de Chile S.A, resulting in 99.99% ownership of Telepeajes de Chile S.A. by t-gestiona. Subsequent thereto, Telepeajes de Chile S.A. changed its name to Instituto Telefónica Chile and changed its corporate business purpose.

•	At a meeting of the Board of Directors held on December 20, 2007, the Board of Directors authorized the dissolution of TIE, pursuant to which all of TIE’s assets and liabilities were assigned to and assumed by the Company, which is its legal successor.

Negotiations or Contacts Between Affiliates of the Company or Between the Company and any Interested Person

Except as described elsewhere in this Offer to Purchase, since January 1, 2006, there have been no negotiations, transactions or material contacts concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, between (1) any affiliates of the Company and any other affiliates of the Company or (2) between the Company or any of its affiliates, on the one hand, and any unaffiliated person who would have a direct interest in such matters, on the other hand.

Agreements involving the Company’s Securities

There are no voting agreements between Telefónica or any of its officers and directors and any other persons regarding the securities of the Company.

THE U.S. OFFER

1. Terms of the U.S. Offer.  Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares and ADSs that are validly tendered prior to the Expiration Date and not properly withdrawn as provided in “The U.S. Offer — Section 5 — Withdrawal Rights.”

The U.S. Offer is subject to the conditions set forth in “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer,” including satisfaction of the Bylaw Amendments Condition and of the Minimum Shares Condition. If any such condition is not satisfied, Purchaser may (1) extend the U.S. Offer and, subject to certain conditions and to the holder’s withdrawal rights as set forth in “The U.S. Offer — Section 5 — Withdrawal Rights,” the Share Depositary and the U.S. Depositary may retain all Shares and ADSs which have been tendered until expiration of the U.S. Offer as so extended, (2) waive or amend any such conditions to the U.S. Offer in whole or in part, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares and ADSs validly tendered, or (3) decline to purchase any of the Shares and ADSs tendered in the U.S. Offer, terminate the U.S. Offer and return all tendered Shares and ADSs to the tendering holders of the Shares and ADSs.

Subject to the applicable rules and regulations of the Commission, Purchaser reserves the right, at any time or from time to time, in its sole discretion, to extend for any reason the period of time during which the U.S. Offer remains open by giving oral or written notice of such extension to the Share Depositary and the U.S. Depositary and making public announcement thereof. During any such extension, all Shares and ADSs previously tendered and not withdrawn will remain subject to the U.S. Offer, subject to the rights of a tendering holder to withdraw its Shares and/or ADSs. There can be no assurance that Purchaser will exercise its right to extend the U.S. Offer.

Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer” shall not have been satisfied and so long as Shares and ADSs have not theretofore been accepted for payment, (a) to extend the period of time during which the U.S. Offer is open, (b) to delay (except as otherwise required by applicable law) acceptance for payment of or, subject to any applicable rules and regulations of the Commission, payment for Shares and ADSs and (c) to terminate the U.S. Offer and not accept for payment or pay for Shares and ADSs. In the case of (a) or (b) above, the Share Depositary and the U.S. Depositary as applicable, may, on behalf of Purchaser, retain all Shares and ADS tendered, and such Shares and ADSs may not be withdrawn except as otherwise provided in “The U.S. Offer — Section 5 — Withdrawal Rights.” However, Purchaser’s ability to delay the payment for Shares and ADSs that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of or information concerning an offer, other than a change in price or a change in the percentage of shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any holders of Shares and holders of ADSs in connection with the U.S. Offer be promptly disseminated to such holders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

Following the commencement of the Offers, the Company will make available its Shareholder registry and security position listings to Purchaser and will cause the ADS Depositary to provide Purchaser with the list of record holders for

ADSs and security position listings, as required by Chilean Law, for the purpose of disseminating this Offer to Purchase to U.S. Holders of Shares and holders of ADSs. This Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other relevant documents will be mailed to record U.S. Holders of Shares and holders of ADSs and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares and/or ADSs.

2. Acceptance for Payment.  Upon the terms and subject to the conditions of the U.S. Offer, Purchaser will accept for payment and pay for the Shares and ADSs validly tendered prior to the Expiration Date and not properly withdrawn, and promptly after the later of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer.” In addition, subject to the applicable rules of the Commission, Purchaser reserves the right, in its sole discretion, to delay the acceptance for payment or the payment for the Shares and ADSs pending receipt of any regulatory approval. For a description of Purchaser’s right to terminate the U.S. Offer and not accept for payment or pay for Shares and ADSs or to delay the acceptance for payment or the payment for Shares and ADSs, see “The U.S. Offer — Section 1 — Terms of the U.S. Offer.”

For purposes of the U.S. Offer, Purchaser shall be deemed to have accepted for payment tendered Shares and ADSs when and if Purchaser gives oral or written notice to the Share Depositary and the U.S. Depositary, as applicable, of its acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the Share Depositary, which will act as agent for the tendering holders of Shares or the U.S. Depositary, which will act as agent for the tendering holders of ADSs, as applicable, for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. In all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Share Depositary of (a) either (1) título(s) (certificates of title) and a certificate from the share department of the Company or the DCV as the case may be, evidencing such Shares or (2) a confirmation of book-entry transfer of such Shares and (b) a properly completed and duly executed Form of Acceptance (or a copy thereof, provided the signature is original) and all other required documents. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Depositary of ADRs evidencing such tendered ADSs or book-entry transfer of such tendered ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs”) confirming transfer of such tendered ADSs into the U.S. Depositary’s account at the Book-Entry Transfer Facility (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs”). Payment may be made to tendering holders at different times if delivery of the Shares and ADSs and other required documents occur at different times. For a description of the procedure for tendering Shares and ADSs pursuant to the U.S. Offer, see “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs.” Under no circumstances will interest be paid by Purchaser on the purchase price paid for Shares and ADSs pursuant to the U.S. Offer regardless of any delay in making such payments or extension of the Expiration Date.

If Purchaser increases the purchase price to be paid for Shares pursuant to the Chilean Offer, Purchaser will pay such increased consideration for all Shares and ADSs purchased pursuant to the U.S. Offer, whether or not such Shares and ADSs were tendered prior to such increase in consideration.

Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates the right to purchase all or any portion of Shares and ADSs tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the U.S. Offer or prejudice the rights of tendering holders of Shares and tendering holders of ADSs to receive payment for Shares and ADSs validly tendered and accepted for payment.

If any tendered Shares and/or ADSs are not purchased pursuant to the U.S. Offer for any reason pursuant to the terms and conditions of the U.S. Offer, or if certificates are submitted for more Shares and/or ADSs than are tendered, certificates for such unpurchased or untendered Shares and/or ADSs will be returned (or, in the case of Shares and ADSs tendered by book-entry transfer, such Shares and ADSs will be credited to the appropriate account), without expense to the tendering holder, promptly following the expiration or termination of the U.S. Offer.

3. Procedure for Accepting the U.S. Offer — Holders of Shares.  Any U.S. Holder who holds Shares and who desires to accept the U.S. Offer in respect of all or any portion of such holder’s Shares should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Shares should submit a properly completed and duly executed Form of Acceptance (or copy thereof, provided the signature is original), together with the following documents to the Share Depositary at the address set forth on the back cover of this Offer to Purchase:

(a) título(s) evidencing ownership of Shares, if Shares are held in certificated form;

(b) a certificate from the Share department of the Company or the DCV evidencing the number of Shares, if any, held on deposit at the DCV, the number of Shares and original issued Shares, if any, held by the holder, and indicating the liens or encumbrances that affect the Shares;

(c) duly signed traspaso(s) (deed of transfer) indicating the number of Shares and the number of original issue Shares, if any, to be tendered, with the date of such traspaso(s) in blank;

(d) in the case of Shares held on deposit at the DCV, a letter to the DCV instructing the DCV to perform a book-entry transfer in favor of Purchaser;

(e) in the case the U.S. Holder is an individual, a copy of the U.S. Holder’s passport or photo identification card;

(f) in the case the U.S. Holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or photo identification card of the authorized officer; and

(g) any other documents requested by the U.S. Depositary to evidence the authority of the U.S. Holder to tender and sell its Shares.

References in this section to a holder of Shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this section shall apply to them jointly and severally.

Book-Entry Transfer.  The Share Depositary has established an account with respect to the Shares at DCV for purposes of the U.S. Offer. Shares held in book-entry form may be tendered by sending or submitting by hand to the Share Depositary at its address set forth on the back cover of this U.S. Offer to Purchase a properly completed and duly executed Form of Acceptance, together with items (b) through (g) above, as applicable, and effecting book-entry delivery of the Shares to the above-mentioned account of the Share Depositary.

Certificates of Title and/or Other Document(s) of Title.  If the título(s) have been issued but have been lost or destroyed, the Form of Acceptance should nevertheless be completed, signed and returned to the Share Depositary as soon as possible and the título(s) should be forwarded as soon as possible thereafter but in no event later than the Expiration Date. If the título(s) are lost or destroyed, the holder of Shares should follow the procedures set forth in Article 21 of the Rules of Law 18.046 of the Chilean Companies Law and thereupon request the Shareholders’ Registry of the Company at Providencia No 111, Piso 2, Santiago Chile, F3 00000, telephone (+56) 26 91-3869 to issue substitute título(s). When completed, the new título(s) must be submitted to the Share Depositary, in accordance with the above-described procedure, in support of the Form of Acceptance.

The method of delivery of título(s) for Shares and all other required documents is at the option and risk of the tendering holder of Shares and the delivery will be deemed made only when actually received by the Share Depositary. In all cases, sufficient time should be allowed to ensure timely delivery. Registered mail with return receipt requested, properly insured, is recommended for Shares sent by mail.

Form of Acceptance.  Each holder of Shares by whom or on whose behalf a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Purchaser (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of a Form of Acceptance shall constitute: (1) an acceptance of the U.S. Offer in respect of the number of Shares identified in Box 1 of the Form of Acceptance; and (2) an undertaking to execute all further documents and give all further assurances which may be required to enable Purchaser to obtain the full benefit of this section and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this document and the Form of Acceptance and that, subject only to the rights set out in “The U.S. Offer — Section 5 — Withdrawal Rights,” each such acceptance shall be irrevocable;

(b) that the Shares in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

(c) that the execution of the Form of Acceptance constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the Share Depositary acting on behalf of Purchaser, its directors and agents as such holder’s attorney and/or agent (the “Attorney”) and an irrevocable instruction to the Attorney to complete and execute his or her signed traspaso(s) and all or any form(s) of transfer and/or other document(s) at the discretion of the Attorney in relation to the Shares referred to in paragraph (a) above in respect of which the accepting holder of Shares has not validly withdrawn acceptance in favor of Purchaser or such other person or persons as Purchaser may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the Attorney together with the título(s) and/or other document(s) of title relating to such Shares and to do all such other acts and things as may in the opinion of the Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest in Purchaser or its nominee(s) the Shares as aforesaid;

(d) that the execution of the Form of Acceptance constitutes, subject to the accepting holder of Shares not having validly withdrawn its acceptance, an irrevocable authority and request (1) to the Company, its Gerente General (General Manager) or its agents to procure the registration of the transfer of the Shares pursuant to the U.S. Offer and the delivery of the new título(s) and/or other document(s) of title in respect thereof to Purchaser or as Purchaser may direct; and (2) to Purchaser or its agents to record and act upon any instructions with regard to notices and payments which have been recorded in the records of the Company in respect of such holder’s holding(s) of Shares;

(e) that the holder of Shares will deliver to the Share Depositary at the address shown on the back page of this Offer to Purchase such holder’s título(s) and/or document(s) of title in respect of the Shares referred to in paragraph (a) or an indemnity acceptable to Purchaser in lieu thereof, as soon as possible;

(f) that this section shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly; and

(g) that the holder agrees to ratify each and every act or thing which may be done or effected by Purchaser or any of its directors or agents or the Company or its agents, as the case may be, in the proper exercise of any of its power and/or authorities thereunder.

U.S. Receiving Agent.  Citibank, N.A. has agreed to act as U.S. receiving agent for the Share Depositary and as such will accept tenders of Shares in the U.S. on behalf of the Share Depositary and will transfer the documents so received to the Share Depositary promptly upon receipt at the risk of the tendering holder.

Partial Tenders.  If fewer than all of the Shares delivered to the Share Depositary are to be tendered, the holder thereof should so indicate in the Form of Acceptance by filling in the number of Shares which are to be tendered in Box of the Form of Acceptance. In such case, a new título for the remainder of the Shares represented by the old título will be sent to the person(s) signing such Form of Acceptance (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Shares are purchased.

All Shares delivered to the Share Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 1 of the Form of Acceptance.

Guaranteed Delivery.  There is no guaranteed delivery procedure for the tendering of Shares into the U.S. Offer.

Acceptance of U.S. Offer Through a Power of Attorney.  If a holder of Shares wishes to accept the U.S. Offer but is away from home or if the Form of Acceptance is being signed under a power of attorney, the holder’s appointed attorney should send the Form of Acceptance by the quickest means to the holder for execution or, if the holder has executed a power of attorney, have the Form of Acceptance signed by the attorney. The completed Form of Acceptance together with the required documents should be delivered to the Share Depositary at the address set forth on the back cover of this Offer to Purchase and accompanied by the power of attorney (or a duly certified copy thereof). Any power of attorney must have been granted before a notary public in Chile or before a competent Chilean General Consul. The power of attorney (or a duly certified copy thereof) will be submitted for registration by the Share Depositary and returned as directed. No other signatures are acceptable.

Acceptance of U.S. Offer and Representations by Holder.  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4, (c) such holder is a U.S. Holder, and (d) such holder has the full power and authority to tender and assign the Shares tendered, as specified in the Form of Acceptance. Purchaser’s acceptance for payment of Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder and Purchaser containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Telefónica Group or the Share Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Appointment as Attorney-in-Fact and Proxy.  By executing the Form of Acceptance as set forth above, the tendering holder of Shares irrevocably appoints each designee of Purchaser set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the Shares as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the Shares (and any and all securities or rights issued or issuable in respect of such Shares on or after September 17, 2008 (collectively, the “Share Distributions”)) tendered by such holder and accepted for payment by Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Shares and all Share Distributions in accordance with the terms of the U.S. Offer. Such acceptance for payment by Purchaser will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such Shares and all Share Distributions and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the Form of Acceptance as set forth above, the tendering holder of Shares further agrees that effective from and after the date Shares are tendered thereby: (a) Purchaser shall be entitled to direct the exercise of any votes attaching to any Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares, including any right to call a meeting of the Shareholders; and (b) the execution of the Form of Acceptance and its delivery to the Share Depositary will constitute (1) an authority from the tendering holder of Shares to send any notice, circular, document or other communications which may be required to be sent to such holder to Purchaser at its registered office, (2) an authority to Purchaser to sign any consent to execute a form of proxy in respect of the Shares in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Purchaser to attend general meetings of Shareholders of the Company and to exercise the votes attaching to such Shares on behalf of the tendering holder of Shares and (3) the agreement of the tendering holder of Shares not to exercise any of such rights without the consent of Purchaser and the irrevocable undertaking of the tendering holder of Shares not to appoint a proxy for or to attend general meetings of Shareholders.

Backup U.S. Federal Income Tax Withholding.  Under U.S. federal income tax law, the Share Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6 — Certain Tax Considerations” of this Offer to Purchase) must provide the Share Depositary with the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Substitute Form W-9 in the Form of Acceptance. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. Holders surrendering Shares pursuant to the U.S. Offer should complete and sign the Substitute Form W-9 included in the Form of Acceptance to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Share Depositary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Purchaser’s acceptance for payment of the Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of Shares and Purchaser upon the terms and subject to the conditions of the U.S. Offer. If you are in any doubt about the procedure for tendering your Shares into the U.S. Offer, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

U.S. Holders who hold Shares may, at their option, tender their Shares into the Chilean Offer instead of the U.S. Offer. Any U.S. Holder of Shares who desires to accept the Chilean Offer should follow the procedures for tendering Shares into the Chilean Offer described in Annex C hereto.

4. Procedures for Accepting the U.S. Offer — Holders of ADSs.  To tender ADSs pursuant to the U.S. Offer:

(a) (1) a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original) and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (2) ADRs for the ADSs to be tendered must be received by the U.S. Depositary at one of such addresses by the Expiration Date;

(b) a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed ADS Letter of Transmittal (or copy thereof, provided the signature is original), unless an Agent’s Message (as defined below) confirming such delivery is received by the U.S. Depositary) by the Expiration Date; or

(c) the guaranteed delivery procedure described below must be complied with.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the U.S. Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Delivery.  The U.S. Depositary will establish an account with respect to the ADSs at The Depository Trust Company (“Book-Entry Transfer Facility”) for purposes of the U.S. Offer within two Business Days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message and any other required documents must, in any case, be received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the U.S. Depositary.

If tender is made by Book-Entry Transfer Facility, the ADS Letter of Transmittal must be delivered by means of Agent’s Message.

Partial Tenders.  If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Depositary are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

All ADSs delivered to the U.S. Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

Signature Guarantees.  Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special Issuance Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

Guaranteed Delivery.  If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the U.S. Depositary prior to the Expiration Date, or such holder of ADSs cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed ADS Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the U.S. Depositary (as provided below) prior to the Expiration Date; and

(c) the ADRs for such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) with any required signature guarantee or, in the case of ADSs held in book entry form, a timely confirmation of a book-entry transfer of such ADSs into the U.S. Depositary’s account at the Book-Entry Transfer Facility together with an Agent’s Message, and any other documents required by such ADS Letter of Transmittal, are received by the U.S. Depositary within three NYSE trading days after the date of execution of the ADS Notice of Guaranteed Delivery.

The ADS Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the U.S. Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. In the case of ADSs held through the Book-Entry Transfer Facility, the ADS Notice of Guaranteed Delivery must be delivered to the U.S. Depositary by a participant in the Book-Entry Transfer Facility via the Book-Entry Transfer facility confirmation system by means of an Agent’s Message.

Other Requirements.  Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will, in all cases, be made only after receipt by the U.S. Depositary of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by the ADS Letter of Transmittal. Accordingly, payment might not be made to all tendering holders of ADSs at the same time if certain tendering holders tender pursuant to the guaranteed delivery procedure and will depend upon when ADRs evidencing such ADSs are received by the U.S. Depositary or book-entry confirmations with respect to such ADSs are received into the U.S. Depositary’s account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the U.S. Offer Price to be paid by Purchaser, regardless of any extension of the U.S. Offer or any delay in making such payment.

The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering holders of ADSs and the delivery will be deemed made only when actually received by the U.S. Depositary (including, in the case of book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure a timely delivery. Registered mail with return receipt requested, properly insured, is recommended for ADSs sent by mail.

Acceptance of U.S. Offer and Representations by Holder.  The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the U.S. Offer, as well as the tendering holder’s representation and warranty that (a) such holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such ADSs complies with Rule 14e-4, and (c) such holder has the full power and authority to tender and assign the ADSs tendered, as specified in the ADS Letter of Transmittal. Purchaser’s acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder of ADSs and Purchaser containing the terms of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or if the acceptance for payment of, or payment for, such ADSs may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Telefónica Group, the U.S. Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

Appointment as Attorney-in-Fact and Proxy.  By executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each designee of Purchaser set forth therein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the ADSs as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the ADSs (and any and all securities or rights issued or issuable in respect of such ADS on or after September 17, 2008 (collectively, the “ADS Distributions”)) tendered by such holder and accepted for payment by Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ADSs and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such ADSs and all ADS Distributions in accordance with the terms of the U.S. Offer. Such acceptance for payment by Purchaser will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such ADSs and all ADS Distributions and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder. By executing the ADS Letter of Transmittal as set forth above, the tendering holder of ADSs further agrees that effective from and after the date ADSs are tendered thereby that: (a) Purchaser shall be entitled to direct the exercise of any votes attaching to any Shares represented by ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares represented by ADSs, including any right to call a meeting of the Shareholders; and (b) the execution of the ADS Letter of Transmittal and its delivery to the U.S. Depositary will constitute (1) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to Purchaser at its registered office, (2) an authority to Purchaser to sign any consent to execute a form of proxy in respect of the Shares represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Purchaser to attend general meetings of Shareholders of the Company and to exercise the votes attaching to such Shares on behalf of the tendering holder of ADSs, and (3) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of Purchaser and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of Shareholders.

In addition, by executing the ADS Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering holder of ADSs irrevocably appoints each of Purchaser and the U.S. Depositary as attorney-in-fact of such holder, with full power of substitution, to register the transfer of the tendered ADSs, to surrender the tendered ADSs for withdrawal of the Shares represented by the ADSs and to instruct the ADS Depositary as to delivery of those Shares.

Backup U.S. Federal Income Tax Withholding.  Under U.S. federal income tax law, the U.S. Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a holder of Shares that is a U.S. Holder (as defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6 — Certain Tax Considerations” of this Offer to Purchase) must provide the U.S. Depositary with the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding by completing the Substitute Form W-9 in the ADS Letter of Transmittal. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the holder, and any payment made to the holder pursuant to the U.S. Offer may be subject to backup withholding. All U.S. Holders surrendering Shares or ADSs pursuant to the U.S. Offer should complete and sign the Substitute Form W-9 included in the ADS Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the U.S. Depositary).

Certain holders (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding. Non-U.S. Holders (as defined for U.S. federal income tax purposes, see “The U.S. Offer — Section 6 — Certain Tax Considerations” of this Offer to Purchase) should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the U.S. Depositary) in order to avoid backup withholding. These holders should consult a tax advisor to determine which Form W-8 is appropriate. See the ADS Letter of Transmittal, for more information.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. Holder may be refunded or credited against the U.S. Holder’s federal income tax liability, if any, provided that the required information is properly furnished to the U.S. Internal Revenue Service.

Purchaser’s acceptance for payment of the ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between each tendering holder of ADSs and Purchaser upon the terms and subject to the conditions of the U.S. Offer.

If you are in any doubt about the procedure for tendering ADSs, please telephone the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

5. Withdrawal Rights.  Tenders of Shares and ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 15, 2008, unless theretofore accepted for payment as provided in this Offer to Purchase, or at such later time as may apply if the U.S. Offer is extended beyond that date.

If Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for Shares and ADSs, or is unable to accept for payment or pay for Shares and ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser’s rights under the U.S. Offer but subject to Purchaser’s obligations under the Exchange Act, the Share Depositary or the U.S. Depositary may, on behalf of Purchaser retain all Shares and ADSs tendered, and such Shares and ADSs may not be withdrawn except as otherwise provided in this section. Any such delay will be an extension of the U.S. Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Share Depositary or the U.S. Depositary, as applicable, at one of their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADS. If the Shares or ADSs to be withdrawn have been delivered to the Share Depositary or the U.S. Depositary, as applicable, a signed notice of withdrawal (with such signature guaranteed by an Eligible Institution in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular títulos (certificates of title) or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of Shares or ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn Shares or ADSs. In addition, Shares tendered by book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the DCV and must comply with the DCV’s procedures. ADSs tendered by the book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility and must comply with the Book-Entry Transfer Facility’s procedures. Withdrawals may not be rescinded, and Shares and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Shares and ADSs may be re-tendered by again following one of the procedures described in “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer-Holders of Shares” and “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs,” as applicable, at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of the Telefónica Group, the Share Depositary, the U.S. Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

6. Certain Tax Considerations.  The following describes the material U.S. federal income tax and Chilean tax consequences of the sale of Shares and/or ADSs pursuant to the U.S. Offer.

U.S. Federal Income Tax Consequences.  The following describes the material U.S. federal income tax consequences to U.S. Holders, as defined below, of the tender of their Shares, or to U.S. Holders and Non-U.S. Holders, as defined below, of the tender of their ADSs, pursuant to the U.S. Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. Holders of Shares or U.S. Holders and Non-U.S. Holders of ADSs, that, in each case, hold the Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding Shares or ADSs as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. Dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons holding Shares or ADSs that own or are deemed to own ten percent or more of any class of the Company’s stock.

These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder that is not a U.S. Holder, including, but not limited to, residents of Chile or persons carrying on a trade, profession or vocation in Chile through a branch, agency or permanent establishment.

General.  In general, a U.S. Holder that receives cash for the Shares or ADSs pursuant to the U.S. Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Shares or ADSs (generally the amount of cash received by such U.S. Holder) and such U.S. Holder’s adjusted tax basis in such Shares or ADSs. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (subject to a maximum 15% tax rate for certain non-corporate taxpayers) if the U.S. Holder has held the Shares or ADSs for more than one year.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ADSs unless: (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. Holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

PFIC.  Based on the Company’s annual report on Form 20-F for the year ended December 31, 2007, filed by the Company with the Commission on May 7, 2008 (the “2007 20-F”), we believe the Company was not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its 2007 taxable year. While we are not aware of any significant transactions or events in 2008 that would change this conclusion, since the PFIC status of the Company for each year depends upon the composition of the Company’s income and assets and upon the market value of the Company’s assets (generally including, among others, equity investments less than 25% owned) from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were considered a PFIC for any taxable year during which a U.S. Holder held Shares or ADSs, certain adverse tax consequences could apply to such U.S. Holder pursuant to a sale of such shares or ADSs in the U.S. Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate the tax adverse consequences resulting from PFIC status. U.S. Holders should consult the 20-F under the subsection “U.S. Federal Income Taxation — Passive Foreign Investment Company Status” for more details on the U.S. federal income tax consequences of the sale or other disposition of Shares or ADSs in the event the Company is or has ever been a PFIC for U.S. federal income tax purposes and any elections available to a U.S. Holder.

U.S. Federal Income Tax Withholding.  As noted in “The U.S. Offer — Section 3 — Procedures for Accepting the U.S. Offer — Holders of Shares” and “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs,” a holder of Shares and/or ADSs (other than an “exempt recipient,” including a corporation, a Non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Shares and/or ADSs may be subject to United States federal backup withholding tax (currently at a rate equal to 28%, unless such holder provides its taxpayer identification number and certifies that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Share Depositary or the U.S. Depositary, as applicable. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Form of Acceptance and ADSs Letter of Transmittal in order to avoid the imposition of such backup withholding tax. Non-U.S. Holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Share Depositary or the U.S. Depositary, as applicable) and submit such form to the Share Depositary or the U.S. Depositary, as applicable, in order to avoid backup withholding.

Chilean Tax Consequences for U.S. Holders.  Any gain recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of the Republic of Chile and does not have a permanent establishment in Chile (a “Non-Chilean Holder”) upon the sale of the ADSs pursuant to the U.S. Offer will not be subject to Chilean taxation.

Gains recognized by a Non-Chilean Holder upon the sale of Shares pursuant to the U.S. Offer will currently be subject to the following taxes: (a) a 17% fixed tax rate, provided that (1) such Shares have been held for at least one year, (2) the Non-Chilean Holder is not considered to be customarily engaged in the buying and selling of shares, and (3) such transfer is not made to a person related to such person; or (b) in case any of the three requirements set forth in (a) is not met, such gains will be added to the net taxable earnings of such person and, as such, are subject to a 17% first category tax, plus the additional tax at a rate of 35%, minus a credit for the 17% first category tax already paid on these capital gains. Withholdings on such capital gains are applicable under Chilean law based on different rates depending on the final payable tax rate described above.

Notwithstanding the foregoing, gains recognized by a Non-Chilean Holder upon the sale of Shares will not be subject to Chilean taxes if (a) such Shares have a “high presence” in the Chilean Exchanges (as described below), (b) such Shares originally were acquired in (1) a local stock exchange, (2) a tender offer for Shares, (3) an initial public offering of Shares during the formation of the Company or capital increase of the Company or (4) conversion of convertible bonds, and

(c) the subsequent sale is made in (1) a local stock exchange, (2) other authorized stock exchanges, or (3) a tender offer for Shares.

Shares are considered to have a “high presence” in the Chilean Exchanges when they have been traded for a certain number of days at a volume exceeding a specific amount. As of the date of this Offer to Purchase, the Shares are considered to have a high presence in the Chilean Exchanges.

Any gain recognized by any person other than a Non-Chilean Holder (a “Chilean Holder”) upon the sale of the ADSs pursuant to the U.S. Offer will be subject to Chilean income taxes by adding such gain to the taxable income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder’s income under Chilean law.

No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Shares or ADSs pursuant to the U.S. Offer.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the U.S. Offer.

7. Price Range of Shares and ADSs; Dividends.

Price Range of Shares.  The Shares are listed and traded on the Santiago Stock Exchange under the symbols “CTC-A” and “CTC-B”. As of September 16, 2008, there are 957,157,085 Shares outstanding, including 174,004,776 Shares represented by ADSs. As of the date of this Offer to Purchase, TICSA owns 429,733,011 Shares representing approximately 44.9% of the outstanding Shares. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the Shares in Chilean pesos as reported by the Santiago Stock Exchange; The following information reflects nominal Chilean peso amounts as of the trade dates and has not been restated in constant Chilean pesos.

	Ch$ per Share
	High		Low
	Series A	Series B	Series A	Series B

Fiscal Year Ending December 31, 2008
First Quarter	969	900	751	785
Second Quarter	994	880	745	660
July	815	670	715	660
August	753	650	705	630
Fiscal Year Ended December 31, 2007
First Quarter	1,260	1,100	1,055	951
Second Quarter	1,330	1,125	1,140	1,020
Third Quarter	1,285	1,081	1,050	980
Fourth Quarter	1,245	1,110	935	900
Fiscal Year Ended December 31, 2006
First Quarter	1,264	1,060	1,055	1,000
Second Quarter	1,195	1,080	910	900
Third Quarter	995	927	860	779
Fourth Quarter	1,082	990	935	845

Source:	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2007 (other than data for the fiscal year ending December 31, 2008, which source is Bloomberg L.P.).

On September 11, 2008, the last full trading day on the Santiago Stock Exchange prior to the public announcement of the Offers, the reported closing sales price of the Shares on the Santiago Stock Exchange was Ch$801 per Series A Share and Ch$700 per Series B Share. On September 16, 2008, the last full trading day on the Santiago Stock Exchange prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the Santiago Stock Exchange was approximately Ch$982.86 per Series A Share and Ch$884 per Series B Share. Holders are urged to obtain current market quotations for the Series A Shares and Series B Shares.

Price Range of ADSs.  The ADSs are traded on the NYSE under the symbol “CTC.” Each ADS represents 4 Series A Shares. As of the close of business on September 16, 2008, there were 43,501,194 ADSs outstanding. Telefónica and its affiliates do not own any ADSs. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars as reported by the NYSE.

	US $ per ADS
	High	Low

Fiscal Year Ended December 31, 2008
First Quarter	8.62	6.61
Second Quarter	9.20	5.68
July	6.65	5.49
August	5.91	5.32
Fiscal Year Ended December 31, 2007
First Quarter	9.43	8.04
Second Quarter	9.92	8.75
Third Quarter	9.94	8.15
Fourth Quarter	9.90	7.46
Fiscal Year Ended December 31, 2006
First Quarter	9.70	8.02
Second Quarter	9.18	6.47
Third Quarter	7.53	6.40
Fourth Quarter	8.28	6.94

Source:	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2007 (other than data for the fiscal year ending December 31, 2008, which source is Bloomberg L.P.).

On September 11, 2008, the last full trading day on the NYSE prior to the public announcement of the Offers, the reported closing sales price of the ADSs on the NYSE was U.S.$5.98 per ADS (or Ch$3,177, based on the Observed Exchange Rate on September 11, 2008). On September 16, 2008, the last full trading day on the NYSE prior to the date of this Offer to Purchase, the reported closing sales price of the ADSs on the NYSE was U.S.$7.17 (or Ch$3,817) per ADS. Holders are urged to obtain current market quotations for the ADS.

Dividends.  As required by the Chilean Corporation Act, unless otherwise decided by unanimous vote of the holders of all of the issued and outstanding shares, the Company must distribute a cash dividend in an amount equal to at least 30% of its consolidated net profits for that year determined in accordance with Chilean generally accepted accounting principles (the “Chilean GAAP”) unless and except to the extent it has incurred losses.

The table below sets forth the nominal Chilean peso amount of dividends per Share and U.S. dollar amount of dividends per ADS (each ADS representing 4 Series A Shares) for fiscal years 2006, 2007 and 2008, as reported by the Company in its Annual Report filed on Form F-20 and Current Company Reports filed on Forms 6-K filed on April 30, 2008 and August 6, 2008, respectively, paid in respect of each of the years indicated.

DIVIDENDS	DATE OF PAYMENT	Ch$ PER SHARE		US$ PER SHARE

Capital Reduction	June 15, 2006	$42.0		$.08
Final Dividend No. 171	June 22, 2006	$15.3	(4)	$.02
Interim Dividend No. 172	November 23, 2006	$11.0	(5)	$.02
Final Dividend No. 173	May 16, 2007	$13.4	(6)	$.03
Capital Reduction	June 12, 2007	$51.0		$.08
Interim Dividend No. 174	November 21, 2007	$6.0		$.01
Final Dividend No. 175	May 14, 2008	$5.3		$.01
Capital Reduction	June 13, 2008	$41.0		$.09

8. Certain Information Concerning the Company.  Except as otherwise stated in this Offer to Purchase, the following and other information contained in this Offer to Purchase concerning the Company is taken from the Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2007. Although Purchaser has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Telefónica nor Purchaser takes responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Telefónica or Purchaser.

The Company is a Chilean company that provides a broad range of telecommunications and other services throughout Chile, including local telephone service and broadband, domestic and international long distance service, data transmission, dedicated lines, terminal equipment sales and leasing and interconnection, security, value-added and pay television services.

As of the date of this Offer to Purchase, there were 957,157,085 Shares issued and outstanding, including Shares evidenced by ADSs. As of the date of this Offer to Purchase, TICSA owns 429,733,011 Shares representing approximately 44.9% of the outstanding Shares. As of September 16, 2008, there were 174,004,776 Shares evidenced by ADSs.

The Company is organized and existing under the laws of the Republic of Chile and has its principal executive offices located at Avenida Providencia 111, Santiago, Chile. Telephone: (+56) 26 91 3869.

Financial Information.  The following table presents summary financial data for the Company as of and for the three-year period ended December 31, 2007 and as of and for the six-month period ended June 30, 2007 and 2008. The summary financial data for each of the fiscal years have been derived from, and are qualified by reference to, the Company’s financial statements contained in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, which Ernst & Young Ltda., the independent registered public accountants of the Company, have audited. The financial data for each of the fiscal years includes certain data reconciled under U.S. GAAP taken from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007. The summary financial data for the six months ended June 30, 2007 and 2008 have been derived from, and are qualified by reference to, the Company’s unaudited interim information for the six-month period ended June 30, 2008 contained in the Company’s Form 6-K filed with the Commission on September 3, 2008. No U.S. GAAP reconciliation is available for the financial data for the six-month period ended June 30, 2008. The Company’s financial statements were prepared in accordance with Chilean GAAP, which differs in certain significant respects from U.S. GAAP. For a summary of significant differences between Chilean GAAP and U.S. GAAP, including the impact of such differences on the Company’s net income and shareholders’ equity, see Note 37 to the Audited Consolidated Financial Statements included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007.

					For the Six Months
	For the Year Ended December 31,				Ended June 30,
	2005	2006	2007	2007	2007	2008
	(In millions of constant Chilean pesos			(In	(In millions of constant Chilean pesos as of
	as of December 31, 2007,			millions	June 30, 2008, except
	except ratios and share data)			of U.S.	ratios and share data)
				Dollars)
Statement of Operations Data:
Chilean GAAP
Operating Revenues	636,779	619,917	632,572	1,273.1	321,299	323,812
Operating Costs and Expenses	(409,073)	(400,629)	(423,274)	(851.8)	(221,552)	(228,435)
Administrative and Selling Costs	(132,200)	(130,550)	(140,963)	(283.7)	(71,063)	(74,555)
Operating Results	95,505	88,738	68,335	137.5	28,684	20,822
Interest Income	8,755	4,765	7,173	14.4	2,663	2,941
Interest Expense, Net of Capitalized Interest	(32,350)	(20,922)	(18,910)	(38.1)	(8,978)	(13,642)
Price Level Restatement and Exchange Differences(1)	3,181	715	1,393	2.8	625	9,186
Other non-operating income, net	(10,828)	(16,469)	(24,375)	(49.1)	(1,908)	(4,458)
Income before Income Taxes	64,264	56,826	43,960	88.5	21,086	14,849
Income Tax	(36,616)	(31,790)	(33,214)	(66.8)	(16,076)	(12,031)
Net Income (loss)	27,615	25,081	10,856	(21.8)*	5,268	3,001
Dividends Paid(2)	126,916	25,800	19,434	39.1	14,073	5,116
Chilean GAAP earnings (loss) per Share(3)	28.85	26.20	11.34	0.02	5.50	3.14
Earnings per ADS(4)	115.40	104.80	45.37	0.09	22.02	12.54
Dividends per Share(5)	13.60	26.95	20.30	0.04	14.70	5.34
Dividends per ADS(4)	530.39	107.82	81.22	0.16	58.81	21.38
Weighted Average Number of Shares Outstanding	957,157,085	957,157,085	957,157,085		957,157,085	957,157,085

*	This is a number reflected in the “Key Information — A. Selected Financial Data” section from the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007. This number appears incorrect, and we believe the correct number should be 21.8.

	As at December 31,				As at June 30,
	2005	2006	2007	2007	2007	2008
	(In millions of constant Chilean pesos			(In	(In millions of constant
	as of December 31, 2007,			millions	Chilean pesos as of
	except ratios and share data)			of U.S.	June 30, 2008, except
				Dollars)	ratios and share data)

Statement of Operations Data:
U.S. GAAP
Net Income (loss) in accordance with U.S. GAAP	50,042.0	43,705.9	35,988.9	72.4	*	*
Net income (loss) from continuing operations*	50,042.0	43,705.9	35,988.9	72.4	*	*
Net income (loss) from discontinuing operations*	—	—	—	—	*	*
Number of Shares	957,157,085	957,157,085	957,157,085	957,157,085	957,157,085	957,157,085
Net Income (loss) in accordance with U.S. GAAP per Share	52.28	45.66	38.00	0.08	*	*
Net Income (loss) from continuing operations per Share	52.28	45.66	38.00	0.08	*	*
Net Income (loss) from discontinuing operations per Share	—	—	—	—	*	*
Balance Sheet Data:
Chilean GAAP
Current Assets	349,041	315,448	352,577	709.3	308,270	333,459
Property, Plant and Equipment, net	1,426,066	1,330,430	1,257,311	2,530.4	1,322,368	1,244,393
Other Assets	101,229	87,771	75,027	151.0	84,689	82,359
Total Assets	1,876,336	1,733,648	1,684,916	3,390.9	1,715,327	1,660,211
Total Long-Term Debt (including Current Maturities)	550,875	431,308	391,549	788.0	434,989	408,890
Total Shareholders’ Equity	1,014,943	967,417	906,534	1,824.4	936,125	893,653
U.S. GAAP
Total Assets	1,876,029	1,744,700	1,704,464	3,430.3	*	*
Shareholders’ Equity	882,845	855,992	829,147	1,668.7	*	*
Paid in Capital	1,000,817	956,821	904,736	1,820.8	*	*
Other Data:
Capital Expenditures(6)	79,024	117,629	144,654	291.1	63,832	59,267

*  There is no publicly available interim information that is reconciled to U.S. GAAP.

*

(1)	Monetary correction is the aggregate of purchasing power gain (loss) on indexation and gain (loss) on foreign currency transactions.

(2)	Dividends paid represents the amount of dividends paid in the periods indicated.

(3)	Basic earnings (loss) per share have been computed using the weighted average number of shares outstanding during each period presented.

(4)	Calculated on the basis that each ADS represents four shares of Series A Common Stock.

(5)	Represents an amount equal to the interim dividends declared for each year and the final dividend for the preceding year declared in April of each year.

(6)	Represents the amount disbursed in each year, irrespective of the year in which the investment was made.

(7)	Total Long-Term Debt (including Current Maturities) includes notes and accounts payable to related companies and capital lease obligations.

Exchange Rates.  The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. The following table sets forth the annual high, low, average and year-end Observed Exchange Rate for United States dollars for each year starting in 2005 as reported by the Central Bank of Chile.

Observed Exchange Rates of Ch$ per US$1.00

Year	Low(1)	High(1)	Average(2)	Year-end

2008 (through August 30)	431.22	529.25	477.52	516.47
2007	493.14	548.67	522.47	495.82
2006	511.44	549.63	530.28	534.43
2005	509.70	592.75	559.77	514.21

Source:	Bloomberg L.P.

(1)	Exchange rates are the actual high and low, on a day-by-day basis, for each period.

(2)	The average of monthly average rates during the period.

The Observed Exchange Rate applicable on September 16, 2008 was Ch$532.16 = U.S.$1.00.

Available Information.  The Company is subject to the informational requirements of the Exchange Act applicable to foreign private issuers with securities registered under Section 12 of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information may be retrieved from the Commission’s website (www.sec.gov) and inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

9. Certain Information Concerning the Telefónica Group.

Purchaser.  Purchaser is a corporation organized and existing under the laws of the Republic of Chile and is a wholly owned subsidiary of Telefónica. As of the date of this Offer to Purchase, TICSA owns 429,733,011 Shares representing approximately 44.9% of the outstanding Shares of the Company. The principal business address of Purchaser is Avenida Vitacura 2736, Las Condes, Santiago, Chile. The telephone number of Purchaser is (+56) 26 91 4156.

Telefónica, S.A. is a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain with its corporate seat in Madrid. Telefónica is a diversified telecommunications group which provides a comprehensive range of services through one of the largest and most modern telecommunications networks in the world, mainly focused on providing fixed and mobile telephony services. Telefónica is present principally in Spain, Europe and Latin America.

Telefónica does not own, directly or indirectly, any ADSs. Telefónica’s ordinary shares, nominal value one euro each, are currently listed on Madrid, Barcelona, Bilbao and Valencia stock exchanges under the symbol “TEF.” They are also listed on various foreign exchanges such as the London, Buenos Aires and Tokyo stock exchanges and are quoted through the Automated Quotation System of the Spanish stock exchanges American Depositary Shares representing Telefónica’s common shares are listed on the New York Stock Exchange and the Lima Stock Exchange under the symbol “TEF”. The business address of Telefónica is Distrito C, Ronda de la Comunicación, s/n, 28050 Madrid, Spain. The telephone number of Telefónica at such offices is 011-34 91 482 8600 (Investor Relations).

Telefónica is subject to the informational and reporting requirements of the Exchange Act applicable to foreign private issuers and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Additional information concerning Telefónica is set forth in Telefónica’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and other reports filed with the Commission, which may be retrieved from the Commission’s website (www.sec.gov) and inspected at, and copies may be obtained from, the public reference facilities of the Commission located at 100 F Street, N.E., Washington, D.C., 20549. Copies of this material may also be obtained by mail, upon payment of the Commission’s customary fees, from the Commission’s principal office at 100 F Street, N.E., Washington, D.C., 20549.

During the last five years, none of the Telefónica Group or, to the best of their knowledge, any of the persons listed in Schedule I hereto (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

10. Source and Amount of Funds.  The U.S. Offer is not conditioned upon any financing arrangements. The amount of funds required to purchase in the Offers all of the outstanding Shares and ADSs not already owned by TICSA and to pay related fees and expenses is expected to be approximately U.S.$986 million. Purchaser currently intends to obtain all necessary funds through a combination of intercompany loans and/or capital contributions by Telefónica or other affiliates. Telefónica currently intends to obtain such funds from working capital. There are currently no alternative financing arrangements in place.

11. Effect of the Offers on the Market for the Shares and ADSs; Exchange Act Registration.

Effects on Market for Shares and Registration of Shares in the Chilean Securities Registry.  The purchase of Shares pursuant to the Offers will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by the public.

The Shares and the Company are currently registered with the Securities Registry kept by the SVS. The Shares are also listed and traded on the Chilean Exchanges. According to Chilean law, the SVS may cancel the registration of the shares of any company in the Securities Registry if the shares or the companies do not comply with the requirements for its registration. In addition, a company may voluntarily request that the SVS cancel the registration of its shares with the Securities Registry. Such application may be made to the SVS if (a) for a period of six months, (1) there are fewer than 100 holders of such shares who, taken together, hold at least 10% of the issued capital of the company, excluding those who individually, or through other individuals or corporations, exceed that percentage and (2) there are fewer than 500 holders of shares, and (b) two-thirds of the shareholders of the company vote in favor of the company ceasing to be a public company and ceasing to be a company registered with the SVS. Any shareholders who dissent from such shareholder approval or who did not attend the corresponding shareholders meeting would be entitled to statutory appraisal rights. If the above-mentioned conditions are met, the board of directors of such company would file an application with the SVS requesting the cancellation of the company and its shares from registration. In addition, once the cancellation of registration is granted by the SVS, the company may request that the relevant stock exchanges delist its shares from such exchanges. Once the foregoing steps are taken, Chilean law generally does not require any additional shareholder approval in order for a Chilean company to delist.

However, the Telefónica Group is not planning, within the next 12-month period, to cancel the registration of the Shares with the SVS and to cease being subject to the reporting requirements applicable to publicly traded companies in Chile, nor to delist the Shares from the Chilean Exchanges.

Effects on Market for ADSs.  The purchase of ADSs pursuant to the U.S. Offer will reduce the number of ADSs that might otherwise trade publicly and could reduce the number of holders of ADSs which could adversely affect liquidity and market value of the remaining ADSs held by the public.

The ADSs are listed on the NYSE. Depending on the number of ADSs purchased pursuant to the U.S. Offer and the aggregate market value of any ADSs not purchased pursuant to the U.S. Offer, the ADSs may no longer meet the requirements for continued listing on the NYSE and may be delisted from the NYSE. The NYSE does not currently have a formal policy with respect to the delisting of ADSs. Even if after the consummation of the Offers the ADSs still meet the NYSE requirements for continued listing, the Telefónica Group intends to cause the Company to seek to have the ADSs delisted from the NYSE pursuant to the rules of the NYSE for voluntary delistings.

If the ADSs are delisted from the NYSE, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources for so long as there continues to be in effect the Deposit Agreement. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of holders and/or the aggregate market value of the ADSs and/or Shares remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act and other factors.

Registration of Series A Shares and ADSs Under the Exchange Act.  The Series A Shares and ADSs are currently registered under the Exchange Act. Depending on the number of ADSs purchased pursuant to the U.S. Offer, the Telefónica Group intends to cause the Company to terminate these registrations upon the consummation of the Offers. Such registration may be terminated if (i) the ADSs or the Series A Shares are not listed on a national securities exchange and (ii) the ADSs are (a) held of record (as defined in Rule 12g5-1 under the Exchange Act) by fewer than 300 persons resident in the United States or (b) the average daily trading volume in the United States of the Series A Shares (including Series A Shares represented by ADSs) for a recent 12-month period has been no greater than 5 percent of the daily trading volume of that class on a worldwide basis.

The termination of registration of the Series A Shares and ADSs under the Exchange Act would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions and the reporting obligations under Section 13(d) and the rules relating thereto, no longer applicable to the Series A Shares or ADSs. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Series A Shares and ADSs under the Exchange Act were terminated, the Company will no longer be required to file periodic reports with the Commission and the ADSs would no longer be “margin securities” under the rules of the Board of Governors of the United States Federal Reserve System (the “Federal Reserve Board”) or eligible for listing on the NYSE.

Margin Regulations.  The ADSs are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors such as the number of the aggregate market value of the publicly held ADSs, following the Offers it is possible the ADSs would no longer constitute “margin securities” for the purpose of the Federal Reserve Board’s margin regulations, in which event such ADSs could no longer be used as collateral for loans made by brokers.

For a more detailed description of the foregoing, see “Special Factors — Certain Effects of the Offers.”

12. Certain Conditions of the U.S. Offer.  Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered securities promptly after termination or withdrawal of the U.S. Offer), Purchaser may terminate or amend the U.S. Offer and may postpone the acceptance of any payment for the Shares and ADSs if at any time on or after the date hereof and prior to the Expiration Date, any of the following conditions have not been satisfied:

(a) (1) the Bylaw Amendments shall have been approved by the affirmative vote of holders of at least 75% of the Shares with voting rights, including Shares represented by ADSs and (2) as of the date of the publication of the announcement of results under the Chilean Offer, the Bylaw Amendments shall have been fully legalized;

(b) there being validly tendered and not withdrawn prior to the expiration date of the Offers or of any extensions thereof a number of Shares (including Shares represented by ADSs) that, together with the Shares already owned by TICSA, would represent at least 75% of the total number of the outstanding Shares (including Shares represented by ADSs) of the Company;

(c) during the entire duration of the Offers, there shall be no risk or threat, instituted or pending of (1) any action, law, rule, regulation, legislation, interpretation, judicial or administrative order or injunction filed, decreed, executed, promulgated, amended, issued or deemed applicable to the Offers, by any legislative body, court, government or governmental, administrative or regulatory authority or agency or other person, domestic or foreign, or (2) any action or proceeding by any other person, in each case before any governmental entity, domestic or foreign, with the following characteristics (i) that results or might result in an impediment for the acquisition of the Shares pursuant to the U.S. Offer or the Chilean Offer and that, on the expiration date of the U.S. Offer or the Chilean Offer, renders the U.S. Offer and the Chilean Offer illegal, ineffective, or prevents or increases the costs associated with the Offers, or which seeks to recover substantial damages directly or indirectly related to the U.S. Offer or the Chilean Offer; (ii) that, without the consent of the Bidder or any of its affiliates, seeks to prohibit or limit in any manner the ownership or operations of all or any portion of the Company’s business or assets, any portion of the business or assets of any affiliate of the Company, or any of the Bidders’ affiliates in Chile or any related entities thereof or (iii) that, without the consent of the Bidders or any of their affiliates, seeks to impose limitations on the ability to effectively acquire, hold or exercise full rights of ownership of the Shares and/or ADSs, including, without limitation, the right to vote any Shares acquired or owned;

(d) during the entire duration of the Offers, there shall not have occurred: (1) any general suspension of trading in, or limitation on prices of, securities for more than one Business Day on any national securities exchange in Chile, Spain or the United States or an over-the-counter market in such countries (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (2) any decline in the Indice the Precios Selectivos (“IPSA”) greater than 25% measured during the duration of the Offers; (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in Chile, Spain or the United States; (4) an act of God, including but not limited to the commencement or escalation of a war, significant armed conflict or other public calamity, national or international, directly or indirectly involving Chile, Spain or the United States; or (5) any comment by the Commission or by the SVS on the schedules, prospectuses and other documentation filed or registered, as applicable, in the United States or in Chile that could result in a material adverse effect or prevent the completion of the Offers;

(e) during the entire duration of the Offers, any event or circumstances shall not have occurred that has caused or would be expected to cause a material adverse change in the legal, regulatory, financial or economic conditions of the Company’s business, goods, assets, debts, operations or profits of the Company and its subsidiaries, taken as a whole, a “material adverse change” being a net amount (without considering any increase in the assets or patrimony accounts of the Company and its subsidiaries caused by such change, event or circumstance) greater than US$100 million; or

(f) any action, law, rule, regulation, legislation, interpretation, judicial resolution, order or injunction filed, decreed, executed, promulgated, modified, issued by any legislative body, court, government or authority or governmental, administrative, supervisory, or regulatory body or any other person, domestic or foreign, that terminates, cancels, or modifies the terms and conditions of the Company’s licenses, authorizations or concessions, or that imposes additional restrictions or burdens.

which, in the sole judgment of Purchaser, in any such case and regardless of the circumstances (other than any action or inaction by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the U.S. Offer and/or with such acceptance for payment of, or payment for, the Shares and/or the ADSs. Notwithstanding that Purchaser reserves the right to assert the existence of any condition set forth in this Section 12, Purchaser understands that, in order to postpone its obligation to pay for the Shares and/or the ADSs following acceptance for payment of the Shares and/or the ADSs, all conditions to the U.S. Offer, other than those dependent upon the receipt of necessary governmental regulatory approvals, must be satisfied or waived at or prior to the Expiration Date.

Except for the Bylaw Amendments Condition set forth in paragraph (a)(1) above, the foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, or may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion, provided that all conditions to the U.S. Offer must have been satisfied or waived prior to the Expiration Date of the U.S. Offer, other than any conditions relating to potential governmental injunctions or similar actions, in which case Purchaser may postpone the obligation to pay for the Shares and/or the ADSs purchased in the U.S. Offer until receipt of the required governmental regulatory approvals. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

13. Certain Legal Matters; Regulatory Approvals.

General.  Except as otherwise stated in this Offer to Purchase, the information contained in this Offer to Purchase concerning the Company is taken from the Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2007. Based on such information, Purchaser is not aware of (a) any governmental license or regulatory permit that appears to be material the Company’s business that might be adversely affected by Purchaser’s acquisition of the Shares and/or the ADSs in the Offers, (b) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Shares and/or the ADSs by Purchaser as contemplated herein or, other than the publication and recording of the Shareholder approval in order for the Bylaw Amendments to become effective, as required by Chilean law, or (c) any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which the Company or Purchaser or any of their respective subsidiaries or affiliates is a party, other than the publication and recording of the Shareholder approval in order for the Bylaw Amendments to become effective, as required by Chilean law. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. Purchaser’s obligation under the U.S. Offer to accept for payment and pay for the Shares and/or ADSs is subject to certain conditions. See “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer.” Purchaser does not currently intend to delay the acceptance for payment of or payment for the Shares and/or the ADSs tendered pursuant to the U.S. Offer pending any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the business of the Company or the Telefónica Group, any of which could cause Purchaser to elect to terminate the U.S. Offer without the purchase of the Shares and/or the ADSs thereunder.

Chilean Corporate Law.

Chilean law provides for statutory appraisal rights for minority shareholders when holders of at least 66 2/3% of the outstanding shares approve certain fundamental resolutions set forth in “Special Factors — Appraisal Rights.” Following the adoption of a resolution relating to any of these matters, the Company would be required to publish an advertisement in a newspaper describing such resolution. Appraisal rights are only granted to shareholders that (1) stated their opposition to the relevant resolution in the corresponding shareholders meeting, or (2) did not attend the meeting and stated their opposition to the resolution within 30 days from the date of the meeting. The board of directors of the Company may convene another shareholders meeting to consider the resolution that triggered the appraisal right. If the board of directors does not convene a second shareholders meeting or the resolution is not revoked at such meeting, all dissenting shareholders that previously notified the company would have the right to compel the Company to purchase their Shares. The price of the purchases arising from appraisal rights must be paid within 60 days of the date on which the resolution triggering appraisal rights is approved. Appraisal rights purchases must be made at a price determined from the weighted average trading price on stock exchanges in Chile during the two months prior to the date of the shareholders’ meeting at which the resolution relating to such fundamental decision was approved. If no weighted average trading price is available, the shares purchase would be made at book value.

In accordance with Article 12 of the Chilean Securities Act, Purchaser must report the results of the Offers to the SVS and the relevant Chilean stock exchanges within two trading days of the date on which Purchaser acquires more than 10% of the Shares (including ADSs) pursuant to the Offer. In addition, the Company must give notice of the acquisition of a majority of the ownership interests of the Company within two trading day after the first day of the month following the month in which the purchases under the Offers are made. Purchaser intends to take, or cause to be taken, all steps necessary to comply with Article 12 of the Chilean Securities Act.

Antitrust and Regulatory Laws.  Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Based on a review of publicly available documents filed with the Commission in the United States, Purchaser believes that the HSR Act is not applicable to the purchase of the Shares and/or the ADSs pursuant to the Offers and that such purchase will not violate such antitrust laws.

There are no requirements under Chilean law that the Chilean Antitrust Authority (the “CAA”) be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not determine that the Offers are anticompetitive and subject to the scrutiny of the CAA.

Provision for Unaffiliated Security Holders.  In connection with the Offers, the Telefónica Group has not granted to unaffiliated security holders access to their corporate files or arranged for counsel or appraisal services at the expense of the Telefónica Group.

14. Fees and Expenses.  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares or the ADSs pursuant to the U.S. Offer.

Purchaser has retained Citibank, N.A. to act as depositary of Purchaser for the ADSs in the U.S. Offer and Santander Investment S.A. Corredores de Bolsa to act as depositary of Purchaser for the Shares in the U.S. Offer. The U.S. Depositary and the Share Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. Purchaser has also retained D.F. King & Co., Inc. to act as information agent in connection with the U.S. Offer. The information agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

Purchaser has agreed to pay Santander Investment S.A Corredores de Bolsa reasonable and customary compensation for its services as financial advisor, a portion of which is contingent upon the consummation of the Offers. In addition, Purchaser has agreed to indemnify the Financial Advisor and its affiliates against certain liabilities, and to reimburse Financial Advisor up to a certain amount for its reasonable out-of-pocket expenses in connection with the Offers.

It is estimated that the expenses incurred by Purchaser in connection with the U.S. Offer will be approximately as set forth below:

Advertising	US	$125,000
Depositary Fees		$125,000
Legal Fees and Related Expenses		$600,000
Financial Advisors, Filing Fees and Related Expenses		$2,000,000
Printing, Mailing and Distribution Expenses		$100,000
Miscellaneous		$50,000
Total	US	$3,000,000

Purchaser will be responsible for payment of the foregoing fees and expenses. The Company will not be responsible for payment of any of the foregoing fees and expenses.

No employee of the Company has been or will be employed or used by the Telefónica Group in connection with the transactions.

15. Forward-Looking Statements.  This Offer to Purchase contains “forward-looking” statements. Those forward-looking statements include, but are not limited to, statements as to plans for the Company, statements as to expectations regarding whether conditions of closing the Offers will be satisfied and whether the Offers will be consummated on schedule or at all, and statements as to the funding of future expenditures and investments. Those forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in those forward-looking statements. Such factors include, but are not limited to, the effect of general economic conditions, changes in interest rates, the behavior of other market participants and the actions of government regulators. Fluctuations in exchange rates between the Euro and the other currencies in which Telefónica’s assets, liabilities or results are denominated, in particular the U.S. dollar and the Chilean peso, can also influence the actual results as can other factors discussed in Telefónica’s public filings. Many of these factors are beyond the Telefónica Group’s ability to control or estimate precisely. Readers are cautioned not to place undue reliance on such forward-looking statements, which only speak as of the date of this Offer to Purchase. For a more detailed discussion of such risks and other factors, see Telefónica’s Annual Report on Form 20-F for its most recent fiscal year. The Telefónica Group does not undertake any obligation to release publicly any revisions to those forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

16. Miscellaneous.  The U.S. Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the U.S. Offer in any jurisdiction and extend the U.S. Offer to holders in such jurisdiction. In those jurisdictions where it is required that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid statute.

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this offer to purchase or the related form of acceptance, ADS letter of transmittal or ADS notice of guaranteed delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, which includes information required by Schedule 13E-3. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in this U.S. Offer to Purchase. See “The U.S. Offer — Section 8 — Certain Information Concerning the Company.”

Inversiones Telefónica Internacional Holding Limitada

September 17, 2008

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TELEFÓNICA, S.A. AND MANAGEMENT OF INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA.

1. Board Members, Executive Commission Members and Executive Officers of Telefónica, S.A. (“Telefónica”). Set forth below is the name, present and principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each Executive Officer of Telefónica. The primary business address of each of the following Directors and Executive Officers is Telefónica’s principal address at Distrito C, Ronda de la Comunicación, s/n 28050 Madrid, Spain, Telephone: +34 91 482 8548. Members of the Executive Commission are identified by an asterisk. Except as noted below, all of the Directors and Executive Officers of Telefónica are citizens of the Kingdom of Spain.

Present Principal Occupation or Employment; Material Positions
Name	Held During the Past Five Years

César Alierta Izuel*	Executive Chairman and Chairman of the Board. On January 1997, Mr. Alierta was appointed as a director of Telefónica and on July 26, 2000, he was appointed as Telefónica’s Executive Chairman. Mr. Alierta is director of Telecom Italia since November 8, 2007. Mr. Alierta holds a law degree from the University of Zaragoza and an MBA from Columbia University (New York) and is currently a member of the Columbia Business School Board of Overseers.
Isidro Fainé Casas*	Vice-Chairman of the Board. For over 40 years, Mr. Fainé has worked in several financial institutions, including amongst others: Banco Atlántico, S.A., (1964), Banco de Asunción (Paraguay) (1969), Banco Riva y García, S.A. (1973), Banca Jover, S.A. (1974), and Banco Unión, S.A. (1978). Mr. Fainé is currently chairman of La Caja de Ahorros y Pensiones de Barcelona (“la Caixa”), executive chairman of Abertis Infraestructuras, S.A. and vice-chairman of the board of directors of Repsol YPF, S.A. He is also a member of the board of directors of Criteria CaixaCorp, S.A., Caifor, S.A. and Port Aventura, S.A.
Vitalino Manuel Nafría Aznar	Vice-Chairman of the Board. In July 2000, he was appointed general manager and director of the board of directors of Banco Bilbao Vizcaya Argentaria (BBVA) Bancomer. In December 2001, he was appointed a member of the executive committee of BBVA and in January 2003 he became general manager of BBVA America. Since January 2005, he has been the Retail Banking Manager in Spain and Portugal for BBVA.
Julio Linares López*	Director and Chief Operating Officer since December 19, 2007. In January 2000, he was appointed executive chairman of Telefónica de España, S.A., a position which he held until December 2005, when he was appointed Telefónica’s managing director for Coordination, Business Development and Synergies of Telefónica.
José María Abril Pérez*	Director. In 2002, he became managing director of Wholesale and Investment Banking Division and member of the executive committee of BBVA, and he is now in early retirement. Until July 2007, he was vice president of Bolsas y Mercados Españoles, S.A.
José Fernando de Almansa Moreno-Barreda	Director. From 1993 to 2002, Mr. Fernando de Almansa was Chief of the Royal Household and is currently Personal Advisor to His Majesty the King. He is also chief executive officer of Servicios Externos de Apoyo Empresarial, S.A. de C.V. and substitute director of BBVA Bancomer México, S.A. de C.V.
José María Álvarez-Pallete López	Director. In July 2002, he was appointed chairman and chief executive officer of Telefónica Internacional, S.A. and he has been General Manager of Telefónica Latin America since July 2006.

Present Principal Occupation or Employment; Material Positions
Name	Held During the Past Five Years

Sir David Arculus	Director. From 2002 to 2004, he was chairman of Earls Court and Olympia Ltd. From 2004 to January 2006, he served as chairman of O2. Sir Arculus was deputy president of the Confederation of British Industry (CBI) until 2006 and is currently a member of the Oxford University Press Finance Committee. Sir Arculus is a British citizen.
Eva Castillo Sanz	Director. In 2000, Ms. Castillo became chief executive officer of Merrill Lynch Capital Markets Spain. After that, Ms. Castillo was appointed chief operating officer for EMEA Equity Markets. In October 2003, she was appointed head of Global Markets & Investment Banking in Spain and Portugal, as well as president of Merrill Lynch Spain. Currently she heads Global Wealth Management business operations in Europe, the Middle East and Africa, including Merrill Lynch Bank (Suisse) and the International Trust and Wealth Structuring business. She is a member of the Merrill Lynch EMEA Executive Committee, the Global Wealth Management Executive and Operating Committees.
Carlos Colomer Casellas*	Director. In 1990, Mr. Colomer was appointed executive vice-president and chief operating officer of Revlon Inc. In 2000, he was appointed chairman and chief executive officer of the Colomer Group. Mr. Colomer is chairman of the Colomer Group and director of Altadis, S.A. He is also vice-chairman of Indo Internacional, S.A., chairman of Ahorro Bursátil, S.A. SICAV and Inversiones Mobiliarias Urquiola, S.A. SICAV.
Peter Erskine*	Director. In 2001, Mr. Erskine became chief executive officer and a director of the board of directors of Telefónica O2 Europe, Plc. In 2006, he became executive chairman of Telefónica O2 Europe, Plc and from July 2006 until December 2007, he served as general manager of Telefónica O2 Europe, Plc. Currently, Mr. Erskine is member of the advisory board of the University of Reading Business School. Mr. Erskine is a British citizen.
Alfonso Ferrari Herrero*	Director. From 1996 until 2000, served as chairman and chief executive officer of Beta Capital, S.A.
Luiz Fernando Furlán	Director. Throughout his career he has been chairman of the board of directors of Sadia S.A., where he worked since 1978, and member of the board of directors of several other companies in Brazil and abroad such as Pan American Beverages, Inc. — USA (Panamco) and Brasmotor S.A. (Brazil). From 2003 to 2007, he was Minister of Development, Industry and Foreign Trade of Brazil. Currently he is also chairman of Amazonas Sustainability Foundation and member of the board of directors of Redecard S.A., Amil Participações S.A., Kroton Educacional S.A., Marisa S.A. and Stefanini IT Solutions S.A. Mr. Furlán is a Brazilian citizen.
Gonzalo Hinojosa Fernández de Angulo*	Director. From 1985 until 2006, Mr. Hinojosa served as chief executive officer of Cortefiel, S.A., a post which he combined with his appointment as chairman since 1998. He currently serves as a director of Dinamia Capital Privado, S.A., SCR.
Pablo Isla Álvarez de Tejera	Director. In 1996, Mr. Isla was appointed general manager of the National Heritage Department of the Treasury Department of Spain (Ministerio de Economía y Hacienda). In July 2000, Mr. Isla was appointed chairman of the board of Grupo Altadis and co-chairman of the company. Since June 2005, Mr. Isla is the deputy chairman and chief executive officer of Inditex, S.A.

Present Principal Occupation or Employment; Material Positions
Name	Held During the Past Five Years

Antonio Massanell Lavilla	Director. Mr. Massanell is currently senior executive vice president of la Caixa and a member of the boards of directors of e-La Caixa 1, S.A., Port Aventura, S.A. Espacio Pyme, S.A., Bousorama, S.A., Caixa Capital Desarrollo, S.C.R., S.A. and Caixa Capital Risc, S.G.E.C.R., S.A.
Francisco Javier De Paz Mancho*	Director. From 1996 to 2004, he was corporate strategy manager of the Panrico Donuts Group. From 1998 to 2004, he served as director of Mutua de Accidentes de Zaragoza (MAZ) and of the Panrico Group. From 2004 to 2006, he was director of Tunel de Cadí, S.A.C. and from 2003 to 2004, he served as chairman of the Patronal Pan y Bollería Marca (COE). From 2004 to 2007, he was chairman of the National Company MERCASA.
Guillermo Ansaldo Lutz	Managing Director of Telefónica Spain since December 2007, and a member of the Executive Committee of Telefónica. From 2000 to 2004, he was the chief executive officer of Telefónica de Argentina, S.A. and since April 2005, he held the position of chief executive officer of Telefónica de España, S.A.
Matthew Key	General Manager of Telefónica Europe and a member of the Executive Committee of Telefónica. From 2000 to 2002, he worked as non-executive director in Vodafone Egypt. He has served as chairman and non-executive director of Telco Mobile since 2003. From 2003 to 2005, he was non-executive director of Link Stores. In February 2002, he was appointed chief financial officer of O2 UK until December 2004. In January 2005, he was appointed chief executive officer of O2 UK. Mr. Key is a British citizen.
Santiago Fernández Valbuena	General Manager of Finance and Corporate Development since December 2002 and a member of the Executive Committee of Telefónica. He has served as the chief financial officer since July 2002. He joined Telefónica Group in 1997 as chief executive officer of Fonditel, Telefónica’s pension assets manager.
Luis Abril Pérez	Technical General Secretary to the Chairman. From 1994 to 1999, Mr. Abril acted as general director for Banco Español de Crédito, S.A. (Banesto), and he later acted as general director for Communications for Banco Santander Central Hispano, S.A. (1999 to 2001).
Calixto Ríos Pérez	General Manager of Internal Audit. In November 2000, he joined the Telefónica Group as general manager for Institutional Relations, and in July 2002, he was appointed general manager for Internal Auditing and Communications.
Ramiro Sánchez de Lerín García-Ovies	General Secretary and Secretary to Telefónica’s Board of Directors. In 1982, he became a Government Attorney (Abogado del Estado) and started working for the Local Tax Authorities in Madrid (Delegación de Hacienda de Madrid). Afterwards he was assigned to the State Secretariat for the European Communities and later to the Foreign Affairs Ministry. He has been general secretary and secretary of the Board of Elosúa, S.A., Tabacalera, S.A., Altadis, S.A. and Xfera Móviles, S.A.

2. Directors and Executive Officers of Inversiones Telefónica Internacional Holding Limitada (“Purchaser”).  Purchaser is a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile. The management of a limited liability company in Chile is freely determined in its bylaws by the partners thereof. The management of Purchaser is vested upon one of its partners, Telefónica Internacional Chile S.A., which has the widest authorities to represent Purchaser. For administration purposes, Telefónica Internacional Chile S.A. may appoint by public deed one or more agents. By public deed dated August 2, 2006, Telefónica Internacional Chile S.A. appointed the persons set forth below as agents, which acting jointly any two of them have the power to represent Purchaser. Each of the persons set forth below is a citizen of the Republic of Chile. The principal address of Purchaser is: Vitacura 2736, Piso 2; Telephone: +56 269 14 156.

Present Principal Occupation or Employment; Material Positions
Name	Held During the Past Five Years

Jorge Mario Martina Aste	Commercial Engineer — Pontificia Universidad Católica de Chile. From January of 2000 through the present, Mr. Martina Aste has acted as General Manager of Terra Networks Chile. In 2006, he assumed the additional role of General Director for Chile, Argentina, Colombia, Mexico and Peru. His principal objective is to lead and implement the Strategy for Terra Latin America in Spanish-speaking countries.
Luis Domingo Muñoz Vallejos	Commercial Engineer — Universidad de Chile. From January 2000 through the present, Mr. Muñoz Vallejos has acted as the Director of Administration and Finances of Terra Networks Chile, where his principle objective has been to maximize the company’s profitability.
Waldo Rafael Maldonado Catalán	Civil Engineer — Universidad de Chile. From January 2000 through the present, Mr. Maldonado Catalán has acted as Director of Integration Technology, where his principle role has focused on the evaluation, development and implementation of technology solutions needed for the development of Terra Networks Chile’s business.
Claudio Contreras Villalón	Computer Engineer — IPS. From June of 2000 through the present, Mr. Contreras Villalón has acted as Director of Operations, where his principle objective has been guarantying the impeccability and availability of Terra Networks Chile’s services to its clients and ensuring client satisfaction.

ANNEX A

Description of Appraisal Rights Under the Chilean Corporations Law

The following is an English language translation of Article 69 of the Chilean Corporations Act relating to shareholders’ appraisal rights. The summary set forth below is included for general information only. Holders of Shares and/or ADSs should consult their own legal advisors with respect to the application and effect of Article 69 of the Chilean Corporations Act to them in connection with the U.S. Offer.

Article 69.  The approval by the meeting of shareholders of any of the matters indicated below shall grant the dissenting shareholder the right to appraisal of his or her shares. Notwithstanding the foregoing, if the bankruptcy of the company has been declared, the exercise of the appraisal right1 shall be suspended for as long as the credits existing at the time the appraisal right was granted remain unpaid. The same rule shall apply when the company becomes subject to an agreement with creditors approved in accordance with Title XII of the Bankruptcy Act, while such agreement is in effect, unless its provisions authorize the payment of appraisal rights of shareholders or when such agreement is terminated by the declaration of bankruptcy.

A shareholder is considered to be dissenting when he has opposed the matter with respect to which appraisal rights exist in the respective meeting, or, while not dissenting at the meeting, expresses his opposition to the matter in writing to the company within the term set forth in the next article 30 days from the date of the corresponding shareholders meeting.

The price to be paid by the company to the dissenting shareholder who exercises his appraisal rights shall be, in private corporations, the book value per share, and in the publicly held corporations, the market value per share, calculated as set forth in the Rule the market value per share shall be determined from the weighted average trading price on stock exchanges in Chile during the two months prior to the date of the shareholders’ meeting where the relevant matter was approved.

Appraisal rights are triggered if any of the following matters are approved by the shareholders:

1) The transformation of the company into another type of corporate entity;

2) The merger of the company;

3) The transfer of 50% or more of the assets of the company in accordance with the provisions referred to in Article 67, No. 9 of the Chilean Corporations Act;

4) The creation of guarantees or liens referred to in Article 67 No. 11 of the Chilean Corporations Act liens to guaranty obligations of third parties (other than company’s subsidiaries) in an amount in excess of 50% of the company’s assets;

5) The creation of preferences for a series of shares or the increase or reduction of existing preferences. In this case, only the dissenting shareholders of the affected series of shares shall have appraisal rights;

6) The curing of a flaw in a corporation’s constitutive documents or any amendment thereto that may have resulted in their annulment;

7) All other cases set forth in the law or the company’s bylaws giving rise to appraisal rights, as applicable; and

8) Article 1 of the Chilean Corporations Act provides that approving the deregistration of the company from the Registry of Commerce kept by the Superintendencia de Valores y Seguros also triggers appraisal rights for dissenting shareholders and for shareholders not attending the meeting where the deregistration was approved.

1 This Annex A discusses “withdrawal rights” under Chilean law. The term “appraisal rights,” which is a literal translation of and conveys the same meaning as “withdrawal rights,” is used because this is the commonly used term in the United States for the same concept.

A-1

ANNEX B

Description of the Mandatory Tender Offer Requirement Under the Chilean Corporations Act

The following is an English language translation of Article 69 ter of the Chilean Corporations Law relating to the mandatory tender offer requirement that could possibly require the Purchasers to commence a public tender offer in Chile for the remaining Shares of the Company by 2008. If a tender offer is not commenced, the remaining shareholders will be granted appraisal rights. The summary set forth below is included for general information only. Holders of Shares and/or ADSs who wish to tender their Shares and/or ADSs should consult their own legal advisors with respect to the application and effect of Article 69 ter of the Chilean Corporations Act to them in connection with the U.S. Offer.

Article 69 ter.  If, as a consequence of any acquisition, a person becomes the owner of two thirds or more of the outstanding voting stock of a company that offers its shares to the public, such person shall, within thirty days from the date of such acquisition, make a tender offer for the remaining shares in accordance to the terms of Title XXV of Law No. 18,045 (tender offers general regulation). Said tender offer must be made at a price not lower than that price that would apply in case of appraisal rights.

If the tender offer is not made within the term set forth herein, appraisal rights shall be granted to shareholders in accordance with the terms of Article 69 ter (described in Annex A). In such a case, the purchase price would be calculated based on the date following the expiration day of the aforementioned 30 days term.

The obligation set forth in the second preceding paragraph shall not be applicable when the ownership of two-thirds or more of the shares referred therein is obtained as a consequence of a statutory capital reduction of such company resulting from the capital not being fully subscribed and paid for within the legal term.

In case all shareholders exercise their option to sell all their shares to the controlling shareholder or to exercise their appraisal rights, as the case may be, the ground for dissolution set forth in Article 103, No. 2, shall not apply to the company, unless the controller decides to the contrary and makes a statement in such regard in accordance to Article 213 of Law No. 18,045.

B-1

ANNEX C

Procedures for Tendering Shares in the Chilean Offer

State of the Offered Shares

The accepted shares shall be registered in the name of the acceptor in the Shareholders Registry of the Company, duly paid and free of encumbrances.

Formalities for the Acceptance of the Offer and Necessary Documents

Those shareholders accepting the Chilean Offer shall indicate the same only during the valid term or its relevant extension, via a written sale order, subject to the terms and conditions of the Chilean Offer, which such shareholder must sign before a representative of the Offer Administrator or a participating broker, or via a duly authorized signature executed before a public notary, and, in both cases, with the fingerprints of the signatories.

The sale order or acceptance shall be delivered to the Offer Administrator at Street Banderas 140, Floor 12, borough and city of Santiago, or to another broker of the Stock Exchange of Santiago.

The acceptance shall be delivered from Monday to Friday, 9:00 a.m. to 5:30 p.m. Chilean time, with the exception of the applicable expiration date of the Chilean Offer or its respective extension, on which the acceptance shall be received until 12:00 a.m. Chilean time.

The shareholder delivering his or her acceptance of the Chilean Offer shall simultaneously execute a transfer for the totality of the shares subject of the Chilean Offer that he or she is willing to sell, which shall fulfil all current regulations, in favor of the Offer Administrator or in favor of the facilitating broker, as applicable, and further execute a custody contract with the Offer Administrator or the corresponding broker who shall perform the necessary formalities to take possession of the relevant shares, and, in the case of a broker other than the Offer Administrator, such delivery must be made in the terms of the Chilean Offer.

Likewise, those shareholders or the broker to whom such shareholder turns shall deliver to the Offer Administrator the following documents:

(i) The titles of the original shares for the shares sold in their possession, or a certificate that for this purpose shall be issued by the Securities Department of the Company, accrediting that the title or titles are deposited with the Company located at Avenida Providence 111, borough of Providencia, city of Santiago, Chile.

(ii) A certificate issued by the Securities Department of the Company, accrediting that in their records the shares are not affected by any encumbrance.

(iii) Copy, of both sides, of the identity card of the shareholder or its representative, or the legal representative if the shareholder is a company, which original shall be provided at the moment of executing the acceptance. The copy must be certified as faithful by a public notary or checked by the corresponding participating broker.

(iv) Original or authorized copy of the valid power of attorney with which the representatives act on behalf of the shareholders, which shall contain sufficient representative powers to sell the shares under the conditions established in the Chilean Prospectus, granted or authorized by a public notary.

(v) Authorized copy of the totality of legal antecedents of the shareholders that are companies, including the totality of incorporating documents, any modifications thereto, and existing authorizations and other pertinent resolutions, as well as an authorized copy of the totality of documents that accredit the legal capacity of its representatives.

(vi) Authorized copy of the totality of the legal antecedents of the shareholders whose shares were registered in the name of communities or heirs, including the totality of declarative documents related thereto, any modifications, and all resolutions and pertinent certificates, including an authorized copy of all the documents that accredit the legal capacity of its representatives.

C-1

Additionally, the acceptance shall include a client form and a custody contract with the respective broker, in accordance with the relevant regulations.

Participating brokers other than the Offer Administrator shall take into custody the relevant shares and, as the case may be, shall formulate one or more acceptances to the Chilean Offer Administrator, in the terms indicated in this section, which shall be delivered jointly with the other documents identified herein.

The administrators of pension funds and mutual funds, for the funds administered by them, as well as the other institutional investors who are required to maintain their investments in their name until the sale of the same, who decide to participate in the Chilean Offer hereunder, shall be governed by the procedures and mechanisms provided in the applicable regulations and shall deliver the acceptance of the Chilean Offer to the Offer Administrator’s office, during the valid term of the Chilean Offer or its extension, it not being necessary to deliver a share transfer nor the delivery of titles mentioned in number (i) above. In any event, such documents shall be delivered jointly to the Offer Administrator with the payment of the corresponding institutional investor of the price for the shares sold in this process.

Devolution of Values

In the event that the Chilean Offer fails, whether by reason of the conditions pertinent thereto or for any other, the shares accepted as sold and part of the Chilean Offer, as well as all other documents required for acceptance shall be made immediately available to them, and in any event, as of 9:00 a.m. Chilean time on the day of publication of the Result Advertisement is publicized, or the next banking day, without generating any right to an indemnification, payment or reimbursement for the shareholders that have accepted the Chilean Offer, nor shall the same imply an obligation or responsibility of the Bidder, its agents, advisors, or representatives.

C-2

Copies of the Form of Acceptance and the ADS Letter of Transmittal, properly completed and duly signed with original signatures will be accepted. Completed Forms of Acceptance, accompanied by título(s), a duly signed traspaso indicating the number of Shares, but with the date left in blank and a power of attorney to complete the traspaso and all other documents of title and transfer, should be delivered to the Share Depositary at the addresses set forth below. The ADS Letter of Transmittal, ADRs for the ADSs and any other required documents should be sent by each holder of the ADSs or his or her broker, dealer, commercial bank, trust company or other nominee to the U.S. Depositary at the addresses set forth below.

The Depositary for the ADSs in the U.S. Offer is:

Citibank, N.A.

By Mail:	By Hand/Overnight Courier:
Citibank, N.A.	Citibank, N.A.
P.O. Box 43035	250 Royall Street
Providence, RI 02940-3035	Canton, MA 02021

The Depositary for the Shares in the U.S. Offer is:

Santander Investment S.A. Corredores de Bolsa

By Mail:	By Hand/Overnight Courier:
Santander Investment S.A. Corredores de Bolsa	Santander Investment S.A. Corredores de Bolsa
c/o Citibank, N.A.	c/o Citibank, N.A.
P.O. Box 43035	250 Royall Street
Providence, RI 02940-3035	Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent. A holder of Shares and/or ADSs may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer. Copies of the opinions to be delivered by each member of the Board of Directors of the Company as required by Chilean law will be sent to the SVS, the Chilean Exchanges, the Company and the manager of the Chilean Offer. The opinions also will be made available at the offices of the Company.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005

Bankers and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 859-8511